EXECUTION VERSION
18 July 2005

_____________________________

CALL OPTION AGREEMENT
______________________________

BETWEEN

POLARIS BETEILIGUNGSVERWALTUNGS GMBH

and

CROSS INDUSTRIES AG

regarding

CROSS Holding AG

Rechtsanwälte

EXECUTION VERSION
18 July 2005

LIST OF EXHIBITS

Exhibit 1.9 A	Articles of Association of KTM

Exhibit 1.9 B	Articles of Association of KTM (including the resolutions of July 2005)

Exhibit 1.28	Form of CI Share Purchase Agreement

Exhibit 1.96	Form of PA Share Purchase Agreement

Exhibit 2.5	Form of CI Exercise Notice

Exhibit 3.6	Form of PA Exercise Notice

Exhibit 4.1	Conversion Adjustments

Exhibit 6.1	Articles of Association of PA

Exhibit 7.8	Agreements with KTM Group Companies

Exhibit 14.15.2	Form of Assignment Notice

(i)

EXECUTION VERSION
18 July 2005

CALL OPTION AGREEMENT

THIS CALL OPTION AGREEMENT (the “Agreement”) has been entered into as of 18 July 2005 by and among:

(1)	Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law registered with the company register of Austria (Firmenbuch) under the registration number FN 264931f, having its registered office at Ebendorferstraße 3, A-1010 Vienna, Austria,(“PA”); and

(2)	Cross Industries AG, a joint stock company duly established and validly existing under Austrian law, registered with the company register of Austria under the registration number FN 261823i, having its registered office at Bauernstraße 9, A-4600 Wels, Austria (“CI”);

each of them a “Party”, and collectively, the “Parties”.

WHEREAS:

(1)	Cross Holding AG is an Austrian joint stock company duly established and validly existing under Austrian law registered with the Company Register of Austria under the registration number FN 107673v, having its registered office at Bauernstrasse 9/WDZ III, A-4600 Wels, Austria (“KTM”). The nominal capital of KTM amounts to EUR 6,300,000 (Euro six million three hundred thousand) and is fully paid in. The shares of KTM are listed at the Vienna Stock Exchange and traded on the regulated market (geregelter Freiverkehr) thereof.

At a shareholders’ meeting held on 7 July 2005 the shareholders of KTM have inter alia resolved on (i) a change of the company name into KTM Power Sports AG, and (ii) a capital increase in the nominal amount of EUR 592,643 (five hundred ninety-two thousand six hundred forty-three) where 592,643 (five hundred ninety-two thousand six hundred forty-three) shares with a nominal value of EUR 1 (Euro one) each are to be subscribed for by Hofer against a contribution in kind by Hofer (the “Capital Increase”). Such resolutions have not been registered with the company register as of the Signing Date.

(2)	CI (i) is the sole legal owner of three million one hundred sixty thousand (3,160,000) ordinary voting shares (Stammaktien) of KTM, each share with a nominal value of EUR 1 (Euro one), representing approximately 50.16% (fifty point sixteen percent) and after the registration of the Capital Increase will represent approximately 45.85% (forty-five point eighty-five percent) of the share capital of KTM (the “CI Shares”), such shares having been duly contributed and transferred to CI by Pierer GmbH and Knünz GmbH each of which holds a participation representing 50% (fifty percent) of the share capital of CI, and (ii) has a call option pursuant to a call option agreement dated 15 July 2005 for 344,632 (three hundred forty-four thousand six hundred thirty-two) ordinary voting shares of KTM currently owned by Hofer which is only subject to the registration of the Capital Increase.

(1)

(3)	PA intends to purchase under a share purchase agreement dated as of the Signing Date hereof and, subject to certain conditions set out therein, will acquire legal ownership of at least 1,574,999 (one million five hundred seventy-four thousand nine hundred ninety-nine) but not more than 1,675,000 (one million six hundred seventy-five thousand) ordinary voting shares (Stammaktien) of KTM, each share with a nominal value of EUR 1 (Euro one), representing at least 25% (twenty-five percent) minus one share of the share capital of KTM prior to the registration of the Capital Increase (the “PA Shares”) having purchased such shares from Swisspartners Investment Networking AG, Switzerland (the “Swisspartners Purchase”).

(4)	Hofer and certain other parties have entered into the Hofer Framework Agreement, the Hofer Option Agreement and certain other ancillary agreements.

(5)	CI wishes to acquire an option to purchase the PA Shares from PA and PA wishes to grant such option to CI.

(6)	PA wishes to acquire an option to purchase the CI Shares from CI and CI wishes to grant such option to PA.

NOW THEREFORE, in consideration of the promises, representations, warranties, and covenants herein contained, the Parties agree as follows:

1	DEFINITIONS

In this Agreement the following expressions shall have the following meaning unless expressly stated otherwise herein:

1.1	“ABGB” means the Austrian General Civil Code (Allgemeines bürgerliches Gesetzbuch).

1.2	“Acceleration Event” shall mean (i) the death of both Stefan Pierer and Rudolf Knünz or (ii) the permanent disablement of both Stefan Pierer and Rudolf Knünz preventing (x) both of them from fulfilling their respective obligations as members of the management board or, as the case may be, of the supervisory board of KTM, or (y) Pierer GmbH and Knünz GmbH from fulfilling their respective obligations under the service agreements (Überlassungsverträge) both dated 19 November 2003 with KTM, or (iii) the termination of the service agreements (Überlassungsverträge) between Pierer GmbH and Knünz GmbH and KTM for provision of the services of Stefan Pierer and Rudolf Knünz, or (iv) the resignation of Stefan Pierer as chairman of the management board of KTM and of KTM SMC, or (v) the resignation of Rudolf Knünz as member of any board of KTM without simultaneous appointment to such board.

1.3	"Affiliate” or “Affiliates” with respect to any person at any time, means any entity directly or indirectly controlling such person or controlled by such person or under joint control with such person at that time; for purposes used herein, “control” of an entity means legal or beneficial ownership of at least fifty per cent (50%) of the

(2)

equity and voting power of the entity or the right to appoint the majority of the members of the board of directors or management board (as the context may require) of such entity, and “controlling” and “controlled” have correlative meanings; holdings of shares by two or more affiliated companies shall be deemed to constitute “control”, if collectively they have the power (exercisable with the consent or concurrence of any person) to appoint or to remove the majority of the members of the board of directors or members of the administrative, management or supervisory boards (as the context may require) of the controlled company, as the case may be, without regard to the allocation of such holdings among the affiliated companies. CI shall be deemed an Affiliates of KTM as long as it holds in the aggregate at least 30% (thirty percent) of the equity or of voting rights in KTM.

1.4	“Agreement” has the meaning set forth in the preamble above.

1.5	“Alternative EPS” has the meaning set forth in Clause 13.1.1.

1.6	“Appraiser” has the meaning set forth in Clause 13.1.2.

1.7	“Appraiser Determination” has the meaning set forth in Clause 13.1.3.

1.8	“Approvals” means any Austrian or other merger control approvals, if applicable, including but not limited to the expiry or termination of any applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act.

1.9	“Articles of Association” means the articles of association of KTM as attached hereto as Exhibit 1.9 A (Articles of Association of KTM).

1.10	“Assignment Notice” has the meaning set forth in Clause 14.15.2.

1.11	“Assignor” has the meaning set forth in Clause 14.15.2.

1.12	“Business Day” means a day, when banks are open for business in Austria and New York.

1.13	“Calendar Day” means any calendar day including Saturday and Sunday.

1.14	“Call Options” means the CI Share Options and the PA Share Options.

1.15	“Capital Increase” has the meaning set forth in the preamble.

1.16	“Change in Control” shall be deemed to have occurred in respect of a company if:

(a) Any election has occurred of persons to the board of directors of such company (the “Board”) that causes at least one-half of the Board to consist of persons other than (x) persons who were members of the Board on 1 January 2005 and (y) persons who were nominated for election by the Board as members of the Board at a time when more than one-half of the members of the Board consisted of persons who were members of the Board on 1 January 2005; provided, however, that any person nominated for election by the Board at a time when at least one-half of the members of the Board were persons described in clauses (x) and/or (y) or by

(3)

persons who were themselves nominated by such Board shall, for this purpose, be deemed to have been nominated by a Board composed of persons described in clause (x) (persons described or deemed described in clauses (x) and/or (y) are referred to herein as “Incumbent Directors”); or

(b) the acquisition in one or more transactions, other than from such company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of Company Voting Securities equal to or greater than 35% of the Company Voting Securities unless such acquisition has been designated by the Incumbent Directors as an acquisition not constituting a Change in Control for purposes hereof; or

(c) the occurrence of any of the following: (x) a liquidation or dissolution of such company; (y) a reorganization, merger or consolidation of such company unless, following such reorganization, merger or consolidation, (A) such company is the surviving entity resulting from such reorganization, merger or consolidation, or (B) at least one-half of the Board of the entity resulting from such reorganization, merger or consolidation consists of Incumbent Directors; or (z) a sale or other disposition of all or substantially all of the assets of such company unless, following such sale or disposition, at least one-half of the Board of Directors of the transferee consists of Incumbent Directors.

As used herein, “Company Voting Securities” means the combined voting power of all outstanding voting securities of such company entitled to vote generally in the election of the Board.

1.17	“CI” has the meaning set forth in the preamble.

1.18	“CI Event of Default” has the meaning set forth in Clause 12.1.

1.19	“CI Exercise Notice” has the meaning set forth in Clause 2.5.

1.20	“CI Share Options” means CI Share Option I, CI Share Option II, CI Share Option III and CI Share Option IV.

1.21	“CI Shares” has the meaning set forth in the preamble above.

1.22	“CI SPA Closing Date” has the meaning set forth in the CI Share Purchase Agreement.

1.23	“CI SPA Signing Date” means the date when the CI SPA is signed.

1.24	“CI Share Option I” has the meaning set forth in Clause 2.1.

1.25	“CI Share Option II” has the meaning set forth in Clause 2.2.

1.26	“CI Share Option III” has the meaning set forth in Clause 2.3.

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1.27	“CI Share Option IV” has the meaning set forth in Clause 2.4.

1.28	“CI Share Purchase Agreement” means the share purchase agreement to be entered into by PA as buyer, and CI as seller following valid exercise of any of the CI Share Options pursuant to the terms and conditions of this Agreement in the form attached hereto as Exhibit 1.28 (Form of CI Share Purchase Agreement).

1.29	“Communications” has the meaning set forth in Clause 14.4.

1.30	“Confidential Information” has the meaning set forth in Clause 14.12.1.

1.31	“Cross Industrie Holding GmbH” means a limited liability company duly established and validly existing unter the laws of Austria, registered with the company register under FN 188909h, having its registered office at Bauernstraße 9/WDZ III, A-4600 Wels, Austria.

1.32	“Cross Services GmbH” means a limited liability company duly established and validly existing under the laws of Germany, registered with the Municipal Court (Amtsgericht) Amberg under registration number HRB 3350, having its registered office at Hohenburgerstraße 55, D-92289 Ursensollen, Germany.

1.33	“Daily Closing Sales Price” means, as to any trading day, the closing sales price of PII Common Stock as reported on the New York Stock Exchange Composite Transactions reporting system or, in the event of a listing of PII Common Stock at a stock exchange other than the New York Stock Exchange, the relevant reporting systems of such stock exchanges, (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as mutually agreed by PA, and CI) for such trading day.

1.34	“Data Room DD” has the meaning set forth in Clause 8.1.4.

1.35	“Determination Commencement Date” means the third full trading day immediately following the time on which PII publicly announces its financial results for the quarterly period ending 30 September 2007.

1.36	“Dispute Notice” has the meaning set forth in Clause 13.1.1.

1.37	“Disputed EPS” has the meaning set forth in Clause 13.1.1.

1.38	“Delisting Event” has the meaning set forth in Clause 2.4.1.

1.39	“Due Diligence” has the meaning set forth in Clause 8.1.1.

1.40	“Due Diligence Period” has the meaning set forth in Clause 8.1.2.

1.41	“EBIT” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, (a) Net Income for such period (excluding the effect under GAAP of any extraordinary or other non-recurring gains or losses) plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense for such period and (ii) total federal, state, foreign

(5)

or other income taxes for such period (all as determined in accordance with GAAP) minus (c) an amount, which in the determination of Net Income for such period, has been included as Interest Income .

1.42	“EBIT Component” means an amount equal to (a) the EBIT Ratio multiplied by (b) KTM EBIT and divided by (c) three.

1.43	“EBIT Ratio” means an amount equal to (a) PII Enterprise Value divided by (b) PII EBIT.

1.44	“EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) EBIT for such period plus (b) an amount which, in the determination of Net Income for such period has been deducted for all depreciation and amortization for such period (each as determined in accordance with GAAP).

1.45	“EBITDA Component” means an amount equal to (a) the EBITDA Ratio multiplied by (b) KTM EBITDA and divided by (c) three.

1.46	“EBITDA Ratio” means an amount equal to (a) PII Enterprise Value divided by (b) PII EBITDA.

1.47	“Effective CI Share Option Exercise” has the meaning set forth in Clause 2.5.

1.48	“Effective PA Share Option Exercise” has the meaning set forth in Clause 3.6.

1.49	“EUR” or “Euro” or “#eu#” means the single currency introduced in the member states of the European Communities which adopted such single currency at the start of the third stage of European Economic and Monetary Union pursuant to the Treaty Establishing the European Community, as amended.

1.50	“Exercise Notice” means each and any of the CI Exercise Notice and the PA Exercise Notice.

1.51	“Exercise Period” means any of the Exercise Period I, the Exercise Period II, the Exercise Period III and the Exercise Period IV.

1.52	“Exercise Period I” means a period commencing on the 16th Business Day and expiring on the 25th Business Day following the later of (i) the Determination Commencement Date, and (ii) the delivery of the financial statements of KTM for the business year ending 31 August 2007 to PA; in the event of an occurrence of an Acceleration Event, “Exercise Period I” means a period commencing on the 16th Business Day and expiring on the 120th Business Day following the Acceleration Event.

1.53	“Exercise Period II” means a period commencing on the 26th Business Day and expiring on the 35th Business Day following (A) the later of (i) the Determination Commencement Date, or (ii) the delivery of the financial statements of KTM for the business year ending 31 August 2007 to PA.

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1.54	“Exercise Period III” has the meaning set forth in Clause 3.3.1.

1.55	“Exercise Period IV” has the meaning set forth in Clause 3.5.1.

1.56	“Exercise Price per Share” has the meaning set forth in Clause 4.2.

1.57	“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

1.58	“Hofer” means Hofer Privatstiftung, a private foundation, duly established and validly existing, registered with the Company Register of Austria FN 200534d, having its registered office at Schlangenstrasse 18, A-4810 Gmünden, Austria.

1.59	“Hofer Framework Agreement” means the framework agreement (Rahmenvereinbarung) dated 15 July and amended 18 July 2005 between CI and Hofer among others.

1.60	“Hofer Option Agreement” means the option agreement (Vereinbarung über die Einräumung von Optionen und eines Vorkaufsrechtes) dated 15 July 2005 between CI and Hofer under which Hofer granted CI the right to acquire the Hofer Shares.

1.61	“Hofer Quota” means a quota (Geschäftsanteil) in KTM Group GmbH with a nominal value of EUR 1,620,300 (Euro one million six hundred twenty thousand three hundred) held by Hofer, representing approximately 10.8% of the share capital of KTM Group GmbH.

1.62	“Hofer Shares” means 344,632 ordinary voting shares (Stammaktien) of KTM held by Hofer, each share with a nominal value of EUR 1 (Euro one), representing 5% (five percent) of the share capital of KTM.

1.63	“IAS” means all standards and interpretations, whether called IAS, IFRS, SIC or IFRIC, the preface and framework issued by the International Accounting Standards Board, or its predecessor, the International Accounting Standards Committee.

1.64	“IAS EBIT” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, (a) IAS Net Income for such period (excluding the effect under IAS of any extraordinary or other non-recurring gains or losses) plus (b) an amount which, in the determination of IAS Net Income for such period, has been deducted for (i) IAS Interest Expense for such period and (ii) total federal, state, foreign or other income taxes for such period (all as determined in accordance with IAS) minus (c) an amount, which in the determination of IAS Net Income for such period, has been included as IAS Interest Income.

1.65	“IAS EBITDA” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the sum of (a) IAS EBIT for such period plus (b) an amount which, in the determination of IAS Net Income for such period has been deducted for all depreciation and amortization for such period (each as determined in accordance with IAS).

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1.66	“IAS Interest Expense” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, all interest expense of such Person and its Subsidiaries, as determined in accordance with IAS.

1.67	“IAS Interest Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, all interest income of such Person and its Subsidiaries, as determined in accordance with IAS.

1.68	“IAS Net Income” means for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the net income after taxes for such period of such Person and its Subsidiaries, as determined in accordance with IAS.

1.69	“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made and (c) the redemption value of any securities senior in right of preference to the KTM Shares that is subject to the options granted hereunder. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture to the extent such Indebtedness is recourse to such Person.

1.70	“Interest Expense” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, all interest expense of such Person and its Subsidiaries, as determined in accordance with GAAP.

1.71	“Interest Income” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, all interest income of such Person and its Subsidiaries, as determined in accordance with GAAP.

1.72	“Knünz GmbH” means a limited liability company duly established and validly existing, registered with the company register under FN 72711d, having its registered office at Pfarrgasse 7, A-6850 Dornbirn, Austria.

1.73	“KTM” has the meaning set forth in the preamble above.

1.74	“KTM Cash” means the cash and cash equivalents of KTM and its Subsidiaries other than intra-group items on a consolidated basis, without duplication, reflected on its financial statements as of 31 August 2007.

1.75	“KTM EBIT” means the EBIT of KTM for its fiscal year ending 31 August 2007.

1.76	“KTM EBITDA” means the EBITDA of KTM for its fiscal year ending 31 August 2007.

1.77	“KTM Enterprise Value” means an amount equal to the sum of (x) the EBIT Component, (y) the EBITDA Component, and (z) the Sales Component.

1.78	“KTM Equity Value” means an amount equal to (i) KTM Enterprise Value minus (ii) KTM Indebtedness plus (iii) KTM Cash.

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1.79	“KTM Indebtedness” means the Indebtedness of KTM and its Subsidiaries other than intra-group indebtedness on a consolidated basis, without duplication, as of 31 August 2007.

1.80	“KTM Group GmbH” means a limited liability company duly established and validly existing, registered with the Company Register of Austria FN 182156b, having its registered office at Stallhofnerstrasse 3, A-5230 Mattighofen, Austria.

1.81	“KTM Sales” means the Sales of KTM and its Subsidiaries for its fiscal year ending 31 August 2007.

1.82	“KTM Shares” means 6,300,000 (six million three hundred thousand) ordinary voting shares, representing 100% (one hundred percent) of the share capital in KTM and upon to the registration of the Capital Increase 6,892,643 (six million eight hundred ninety-two thousand six hundred forty-three) ordinary voting shares, representing 100% (one hundred percent) of the increased share capital in KTM.

1.83	“KTM SMC” means KTM-Sportmotorcycle AG, a joint-stock company duly established and validly existing, registered with the Company Register of Austria FN 116267g, having its registered office at Stallhofnerstrasse 3, A-5230 Mattighofen, Austria.

1.84	“Management Board” means the management board of KTM as contemplated by article III.A of the Articles of Association.

1.85	“Material Subsidiary” in respect of a group parent company means a Subsidary with an equity value of 25% (twenty-five percent) or more of the equity value of the relevant group of companies on a consolidated basis.

1.86	“Net Income” means for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the net income after taxes for such period of such Person and its Subsidiaries, as determined in accordance with GAAP.

1.87	“PA” has the meaning set forth in the preamble above.

1.88	“PA Event of Default” has the meaning set forth in Clause 12.2.

1.89	“PA Exercise Notice” has the meaning set forth in Clause 3.6.

1.90	“PA Share Option I” has the meaning set forth in Clause 3.1.

1.91	“PA Share Option II” has the meaning set forth in Clause 3.2.

1.92	“PA Share Option III” has the meaning set forth in Clause 3.3.

1.93	“PA Share Option IV” has the meaning set forth in Clause 3.4.

1.94	“PA Share Option V” has the meaning set forth in Clause 3.5.

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1.95	“PA Share Options” means PA Share Option I, PA Share Option II, PA Share Option III, PA Share Option IV, and PA Share Option V collectively.

1.96	“PA Share Purchase Agreement” means the share purchase agreement to be entered into by PA as seller, and CI as buyers following valid exercise of any of the PA Share Options pursuant to the terms and conditions of this Agreement in the form attached hereto as Exhibit 1.96 (Form of PA Share Purchase Agreement).

1.97	“PA Shares” has the meaning set forth in the preamble above.

1.98	“PA SPA Closing Date” has the meaning set forth in the PA Share Purchase Agreement.

1.99	“PA SPA Signing Date” has the meaning set forth in Clause 3.7.

1.100	“Party” or “Parties” has the meaning set forth in the preamble above.

1.101	“Permitted Assignee” has the meaning set forth in Clause 14.15.2.

1.102	“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated).

1.103	“Pierer GmbH” means a limited liability company duly established and validly existing under the laws of Austria, registered with the company register under FN 134766k, having its registered office at Bauernstraße 9/WDZ III, A-4600 Wels, Austria.

1.104	“PII” means Polaris Industries Inc., a corporation duly established and validly existing under the laws of Minnesota, having its registered office at 2100 Highway 55, Medina, MN 55340.

1.105	“PII Average Stock Price” means the average of the Daily Closing Sales Prices (i) for the ten consecutive full trading days beginning on the Determination Commencement Date, or (ii) in the event that the shares of PII Common Stock have ceased to be listed prior to the ninth trading day following the Determination Commencement Date, for the last ten trading days during which the shares of PII Common Stock were listed.

1.106	“PII Cash” means the cash and cash equivalents of PII and its Subsidiaries on a consolidated basis, without duplication, reflected on its financial statements as of 30 September 2007.

1.107	“PII Common Stock” means the common stock, USD 0.01 (United States Dollar zero point zero one) par value of PII.

1.108	“PII EBIT” means the EBIT of PII for the period of (i) the four consecutive fiscal quarters ending on 30 September 2007, or (ii) in the event that the shares of PII Common Stock have ceased to be listed prior to 30 September 2007, for the four

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consecutive fiscal quarters immediately preceding the delisting of the shares of PII Common Stock.

1.109	“PII EBITDA” means the EBITDA of PII for the period of (i) the four consecutive fiscal quarters ending on 30 September 2007, or (ii) in the event that the shares of PII Common Stock have ceased to be listed prior to 30 September 2007, the four consecutive fiscal quarters immediately preceding the delisting the shares of PII Common Stock.

1.110	“PII Enterprise Value” means an amount equal to (i) PII Equity Value plus (ii) PII Indebtedness minus (iii) PII Cash.

1.111	“PII Equity Value” means an amount equal to (i) the aggregate number of shares of PII Common Stock issued and outstanding on the close of business on the Determination Commencement Date (as certified by PII’s transfer agent), multiplied by the PII Average Stock Price.

1.112	“PII Sales” means the Sales of PII for the period of (i) the four consecutive fiscal quarters ending 30 September 2007, or (ii) in the event that the shares of PII Common Stock have ceased to be listed prior to 30 September 2007, the four consecutive fiscal quarters immediately preceding the delisting the shares of PII Common Stock.

1.113	“Pledge” has the meaning set forth in Clause 9.1.

1.114	“Project Team” has the meaning set forth in Clause 8.1.5.

1.115	“Proposed Purchaser” has the meaning set forth in Clause 9.2.

1.116	“Relevant Matter” has the meaning set forth in Clause 8.2.

1.117	“Rescission” has the meaning set forth in Clause 13.1.4.

1.118	“Reversal Condition” means the condition that the IAS EBITDA of KTM for its fiscal year ending 31 August 2007 exceeds the amount of EUR 72,000,000 (Euro seventy-two million).

1.119	“Review Period” has the meaning set forth in Clause 13.1.1.

1.120	“Sales” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the net sales for such period of such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

1.121	“Sales Component” means an amount equal to (a) the Sales Ratio multiplied by (b) KTM Sales and divided by (c) three.

1.122	“Sales Ratio” means an amount equal to (a) PII Enterprise Value divided by (b) PII Sales.

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1.123	“Share Option Price” means any of the PA Share Option Price and the CI Share Option Price.

1.124	“Signing Date” means the date on which the signing of this Agreement occurs.

1.125	“Special Event Price per Share” means the price per share equal to (i) the KTM Equity Value adjusted for minority ownership interests in KTM SMC, divided by (ii) the number of KTM Shares issued and outstanding as of the calculation date. For purposes of calculating the KTM Equity Value and the Special Event Price per Share (i) KTM Cash, KTM EBIT, KTM EBITDA and KTM Sales shall be determined for the four fiscal quarters of KTM immediately preceding the fiscal quarter in which the relevant event has first occurred, (ii) PII EBIT, PII EBITDA and PII Sales shall be determined for the four fiscal quarters of PII immediately preceding the fiscal quarter in which the relevant event has first occurred.

1.126	“Stated EPS” means the exercise price per share stated in the Exercise Notice.

1.127	“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, associations, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

1.128	“Supervisory Board” means the supervisory body (Aufsichtsrat) of KTM as contemplated by article III.B of the Articles of Association.

1.129	“Swisspartners Purchase” has the meaning set forth in the preamble above.

1.130	“Tag-along Notice” has the meaning set forth in Clause 9.2.

1.131	“Tag-along Offer” has the meaning set forth in Clause 9.2.

1.132	“Tag-along Shares” has the meaning set forth in Clause 9.2.

1.133	“Third Party Offer” has the meaning set forth in Clause 9.2.

1.134	“Transfer” has the meaning set forth in Clause 9.1.

1.135	“8.2 Notice” shall have the meaning set forth in Clause 8.2.

References to Clauses shall be deemed references to Clauses in this Agreement unless explicitly stated otherwise.

2	CI SHARE OPTIONS

2.1	CI Share Option I (Reversal Condition Satisfied).

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2.1.1	Provided that the Reversal Condition is satisfied and subject to the terms and conditions of this Agreement, CI irrevocably grants to PA a call option entitling PA to purchase any and all of the CI Shares for the Exercise Price per Share, such option being exercisable within the Exercise Period I (the “CI Share Option I”). Upon valid exercise of the CI Share Option I, PA and CI shall enter into the CI Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to CI any right to require PA to exercise the CI Share Option I.

2.1.2	Any exercise of the CI Share Option I by PA not within Exercise Period I shall be deemed null and void ab initio.

2.2	CI Share Option II (Reversal Condition Not Satisfied).

2.2.1	If the Reversal Condition is not satisfied and subject to the terms and conditions of this Agreement, CI irrevocably grants to PA a call option entitling PA to purchase any and all of the CI Shares for the Exercise Price per Share, such option being exercisable within the Exercise Period II (the “CI Share Option II”). Upon valid exercise of the CI Share Option II, PA and CI shall enter into the CI Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to CI any right to require PA to exercise the CI Share Option II.

2.2.2	Any exercise of the CI Share Option II by PA not within Exercise Period II shall be deemed null and void ab initio. The CI Share Option II shall lapse upon the valid exercise of the PA Share Option I provided that CI subsequently executes the PA Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction closed.

2.3.	CI Share Option III (Acceleration Event).

2.3.1	If an Acceleration Event has occurred and subject to the terms and conditions of this Agreement, CI irrevocably grants to PA a call option (the “CI Share Option III”) entitling PA to purchase any and all of the CI Shares for 80% of the Special Event Price per Share, such option being exercisable within 60 days after the date on which it becomes apparent that an Acceleration Event has occurred. Upon valid exercise of the CI Share Option III each of PA and CI shall enter into the CI Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to CI any right to require PA to exercise the CI Share Option III.

2.3.2	Any notification of an exercise of the CI Share Option III not within exercise period pursuant to Section 2.3.1. shall be null and void ab initio. All other share options under this Agreement shall lapse upon the valid exercise of the CI Share Option III provided that PA subsequently executes the CI Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction is closed.

2.4.	CI Share Option IV (Delisting of PII).

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2.4.1	In the event that the shares of PII Common Stock cease to be listed at a stock exchange (the “Delisting Event”) and subject to the terms and conditions of this Agreement, CI irrevocably grants to PA a call option (the “CI Share Option IV”) entitling PA to purchase any and all of the CI Shares for the Special Event Price per Share, such option being exercisable within 60 days after the date on which it becomes apparent that no Effective PA Share Option Exercise has occurred. Upon valid exercise of the CI Share Option IV, PA and CI shall enter into the CI Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to CI any right to require PA to exercise the CI Share Option IV.

2.4.2	Any notification of an exercise of the CI Share Option IV not within the exercise period pursuant to Section 2.4.1 shall be deemed null and void ab initio. All other share options under this Agreement shall lapse upon the valid exercise of the CI Share Option IV provided that PA subsequently executes the CI Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction is closed.

2.5	Exercise of the CI Share Options. The CI Share Options may only be exercised in writing in the form attached hereto as Exhibit 2.5 (Form of CI Exercise Notice) (the “CI Exercise Notice”). CI Share Options shall only be deemed validly exercised (the “Effective CI Share Option Exercise”) if:

(a)	they are exercised with respect to all and not less than all of the CI Shares, and

(b)	only with respect to CI Share Option II, (i) an Effective PA Share Option Exercise has not occurred, or (ii) an Effective PA Share Option Exercise has occurred but (x) CI has not signed the PA Share Purchase Agreement in accordance with the terms and conditions of this Agreement, or (y) an event has occurred that would entitle PA to rescind the PA Share Purchase Agreement (Exhibit 1.96 Form of PA Share Purchase Agreement); and

(c)	only with respect to CI Share Option IV, (i) an Effective PA Share Option Exercise has not occurred regarding PA Option IV, or (ii) an Effective PA Share Option Exercise has occurred regarding PA Option IV but (x) CI has not signed the PA Share Purchase Agreement in accordance with the terms and conditions of this Agreement, or (y) an event has occurred that would entitle PA to rescind the PA Share Purchase Agreement (Exhibit 1.96 Form of PA Share Purchase Agreement); and

(d)	the CI Exercise Notice has been served pursuant to this Clause 2.5 within the relevant Exercise Period to CI; the CI Exercise Notice shall be deemed served on the day of its mailing (Postaufgabe) or delivery to the courier service provided that it is received by the recipients (Zustellung) no later than on the third Business Day thereafter.

2.6	Signing of the CI Share Purchase Agreement. The signing of the CI Share Purchase Agreement shall occur at the premises of CMS Reich-Rohrwig Hainz,

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Vienna, on the 10th Business Day following the Effective CI Share Option Exercise, or, in case of an Acceleration Event or a Delisting Event on the 20th Business Day following the Effective CI Share Option Exercise, or, in the event of the issuance of a Dispute Notice pursuant to Clause 13.1.1 on the 10th Business Day following the submission of the Appraiser Determination to the Parties (the “CI SPA Signing Date”). No later than two Business Days prior to the CI SPA Signing Date (i) the Seller shall deliver to the Buyer the complete Exhibits 2.3.7 to 4.22 and Exhibit 6.3 to the CI Share Purchase Agreement, and (ii) the Buyer shall deliver to the Seller Exhibit 2.1.3 and 5.5 to the CI Share Purchase Agreement. The Seller and the Buyer shall complete the CI Share Purchase Agreement in good faith by agreeing on and adding such language which is designated to be so added in the form of CI Share Purchase Agreement attached hereto as Exhibit 1.28 (Form of CI Share Purchase Agreement) or in this Agreement.

2.7	Revocation of Exercise of CI Share Option. In the event that (i) the SPA Signing Disclosure Letter (as defined in the CI Share Purchase Agreement) discloses any circumstances which, in the absence of such disclosure would reasonably be expected to result, individually or in the aggregate, in a MAE II (as defined in the CI Share Purchase Agreement), or (ii) it is otherwise determined that such circumstances have occurred, the Buyer is entitled to revoke its exercise of the relevant CI Share Option with immediate effect, in which case the exercise of the CI Share Option shall be deemed null and void ab initio.

2.8	Hofer Shares.

2.8.1	In the event of an Effective CI Share Option Exercise occurring after the registration of the Capital Increase, (i) CI shall promptly and duly exercise its call option under the Hofer Option Agreement regarding all of the Hofer Shares and (ii) CI shall use its best efforts to enforce its claim for delivery of the Hofer Shares under the Hofer Option Agreement and CI shall be entitled and obligated to sell and deliver all of the Hofer Shares delivered to CI for the price equal to the price paid by PA for the CI Shares under the relevant CI Share Option. The Hofer Shares shall be delivered under the terms of the CI Share Purchase Agreement as if the Hofer Shares were part of the CI Shares. Nothing in this Clause 2.8 shall be construed as establishing any liability of CI for a breach of the Hofer Option Agreement by Hofer.

2.8.2	In the event of an Effective CI Share Option Exercise occurring prior to the registration of the Capital Increase (i) CI shall cause KTM to promptly and duly exercise its call option under Clause 7.3 of the Hofer Framework Agreement regarding the entire Hofer Quota and (ii) CI shall cause KTM to use its best efforts to enforce its claim for delivery of the Hofer Quota under Clause 7.3 of the Hofer Framework Agreement.

2.8.3	Clause 9.2 of the Hofer Framework Agreement notwithstanding, CI shall not, and shall cause KTM, Cross Services GmbH, Cross Industrie Holding GmbH, Pierer GmbH and Knünz GmbH not to amend, restate, cancel or terminate, whether in whole or in part, the Hofer Framework Agreement, the Hofer Option Agreement,

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or any agreement or instrument contemplated to be entered into under the Hofer Framework Agreement without the prior written consent of PA.

3	PA SHARE OPTIONS

3.1	PA Share Option I (Reversal Condition Not Satisfied).

3.1.1	Provided that the Reversal Condition is not satisfied and subject to the terms and conditions of this Agreement, PA irrevocably grants to CI a call option entitling CI to purchase all of the PA Shares within the Exercise Period I (the “PA Share Option I”). Upon valid exercise of the PA Share Option I each of PA and CI shall enter into the PA Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to PA any right to require CI to exercise the PA Share Option I.

3.1.2	Any exercise of the PA Share Option I not within Exercise Period I shall be null and void ab initio.

3.2	PA Share Option II (Reversal Condition Satisfied).

3.2.1	If the Reversal Condition is satisfied and no Acceleration Event has occurred and subject to the terms and conditions of this Agreement, PA irrevocably grants to CI a call option entitling CI to purchase all of the PA Shares for a consideration equal to the Exercise Price Per Share, such option being exercisable within the Exercise Period II (the “PA Share Option II”). Upon valid exercise of the PA Share Option II each of PA and CI shall enter into the PA Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to PA any right to require CI to exercise the PA Share Option II.

3.2.2	Any notification of an exercise of the PA Share Option II not within Exercise Period II shall be null and void ab initio. The PA Share Option II shall lapse upon the valid exercise of the CI Share Option I provided that PA subsequently executes the CI Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction is closed.

3.3.	PA Share Option III (Acceleration Event).

3.3.1	If an Acceleration Event has occurred and no Effective CI Share Option Exercise has occurred, subject to the terms and conditions of this Agreement, PA irrevocably grants to CI a call option (the “PA Share Option III”) entitling CI to purchase any and all of the PA Shares for 80% of the Special Event Price per Share, such option being exercisable within 60 days after the date on which it becomes apparent that no Effective CI Share Option Exercise has occurred (the “Exercise Period III”). Upon valid exercise of the PA Share Option III each of PA and CI shall enter into the PA Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to PA any right to require CI to exercise the PA Share Option III.

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3.3.2	Any notification of an exercise of the PA Share Option III not within Exercise Period III shall be null and void ab initio. All other share options under this Agreement shall lapse upon the valid exercise of the PA Share Option III provided that CI subsequently executes the PA Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction is closed.

3.4	PA Share Option IV (Delisting of PII).

3.4.1	If a Delisting Event has occurred, and subject to the terms and conditions of this Agreement, PA irrevocably grants to CI a call option (the “PA Share Option IV”) entitling CI to purchase any and all of the PA Shares for the Special Event Price per Share, such option being exercisable within 60 days of the occurrence of such Delisting Event. Upon valid exercise of the PA Share Option IV, PA and CI shall enter into the CI Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to PA any right to require CI to exercise the PA Share Option IV.

3.4.2	Any notification of an exercise of the PA Share Option IV not within the exercise period pursuant to Section 3.4.1 shall be deemed null and void ab initio. All other share options under this Agreement shall lapse upon the valid exercise of the PA Share Option IV provided that CI subsequently executes the PA Share Purchase Agreement in accordance with the terms and conditions of this Agreement and such transaction is closed.

3.5.	PA Share Option V (Change in Control).

3.5.1	In the event of a Change in Control in respect of PII and subject to the terms and conditions of this Agreement, PA irrevocably grants to CI a call option (the “PA Share Option V”) entitling CI to purchase any and all of the PA Shares for the Special Event Price per Share, such option being exercisable within 60 days of the occurrence of the Change in Control (the “Exercise Period IV”). Upon valid exercise of the PA Share Option V each of PA and CI shall enter into the PA Share Purchase Agreement. For the avoidance of doubt, this Agreement does not grant and shall not be construed to grant to PA any right to require CI to exercise the PA Share Option V.

3.5.2	Any notification of an exercise of the PA Share Option IV not within Exercise Period V shall be null and void ab initio. The PA Share Option V shall lapse (i) upon the valid exercise of any of the CI Share Options provided that PA subsequently executes the CI Share Purchase Agreement in accordance with the terms and conditions of this Agreement.

3.6	Exercise of the PA Share Options. The PA Share Options may only be exercised in writing in the form attached hereto as Exhibit 3.6 (Form of PA Exercise Notice) (the “PA Exercise Notice”). PA Share Options shall only be deemed validly exercised (the “Effective PA Share Option Exercise”) if:

(a)	they are exercised for all and not less than all of the PA Shares,

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(b)	only with respect to the PA Share Option II, (i) an Effective CI Share Option Exercise has not occurred, or (ii) an Effective CI Share Option Exercise has occurred and (x) PA has not signed the CI Share Purchase Agreement in accordance with the terms and conditions of this Agreement, or (y) an event has occurred which would entitle CI to rescind the CI Share Purchase Agreement (Exhibit 1.28 Form of CI Share Purchase Agreement), and

(c)	the PA Exercise Notice has been served pursuant to this Clause 3.6 within the relevant Exercise Period to PA; the PA Exercise Notice shall be deemed served on the day of its mailing (Postaufgabe) or delivery to the courier service provided that it is received by the recipients (Zustellung) no later than on the third Business Day thereafter.

3.7	Signing of the PA Share Purchase Agreement. The signing of the PA Share Purchase Agreement shall occur at the premises of Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH, Vienna, on the 10th Business Day following the Effective PA Share Option Exercise, or, in case of an Acceleration Event, a Delisting Event or an event of a Change in Control, on the 20th Business Day following the Effective CI Share Option Exercise, or in the event of the issuance of a Dispute Notice pursuant to Clause 13.1.1 on the 10th Business Day following the submission of the Appraiser Determination to the Parties (the “PA SPA Signing Date”). No later than two Business Days prior to the PA SPA Signing Date each Party shall deliver to the other Parties the complete exhibits to be provided by such Party in accordance with the PA Share Purchase Agreement.

4	OPTION PRICE

4.1	Accounting Terms and Calculations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared in accordance with GAAP applied on a consistent basis. All calculations made for purposes of this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP as in effect on the date of this Agreement applied on a basis consistent (i) (in the case of the financial statements of PA) with the audited financial statements of PA as of and for the period ending 31 December 2004, except that they may not contain normal year-end adjustments and will exclude any income, expense, gain or loss associated with PA’s personal watercraft business, which was exited in 2004 and is and may in the future be treated on its financial statements as a discontinued business, and (ii) (in the case of the financial statements of KTM) with the audited financial statements of KTM Group GmbH as of and for the period ending 31 August 2004 with such adjustments as are necessary to convert such financial statements to GAAP as set forth in Exhibit 4.1 (Conversion Adjustments).

The Parties acknowledge and agree that it is assumed for purposes of the calculations set forth herein that the financial statements of KTM as of and for its fiscal year ending 31 August 2007 will reflect solely the operations of KTM

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which during such fiscal year will be a wholly owned subsidiary of KTM. The calculations of the Exercise Price per Share set forth herein shall be adjusted to properly reflect any value appropriately attributable to then existing direct or indirect minority interests in KTM or the operations of KTM other than those of KTM. An illustrative example of such potential adjustments is set forth in Exhibit 4.1 (Conversion Adjustments).

4.2	Calculation of Exercise Price per Share. The exercise price per share for each KTM Share subject to any of the CI Options or the PA Options, as the case may be, (the “Exercise Price per Share”) shall be equal to the (i) KTM Equity Value adjusted for minority ownership interests in KTM SMC, divided by (ii) the number of KTM Shares issued and outstanding as of the calculation date.

4.3	Payment of the price for CI Shares.

4.3.1	The price for CI Shares shall be payable as follows (and Clause 1.2 of Exhibit 1.28 (Form of CI Share Purchase Agreement) shall be completed accordingly):

(a)	subject to (c), if payable upon exercise of CI Share Option I, (x) as to two thirds in cash, and (y) as to one third by delivering the number of shares of PII Common Stock which equals one third of the price for the CI Shares payable under the CI Share Purchase Agreement divided by the PII Average Stock Price (rounded to the nearest whole number);

(b)	subject to (c), if payable upon exercise of CI Share Option II, (x) as to one third in cash, and (y) as to two thirds by delivering the number of shares of PII Common Stock which equals two thirds of the price for CI Shares payable under the CI Share Purchase Agreement divided by the PII Average Stock Price (rounded to the nearest whole number); and

(c)	if at the time the price for CI Shares becomes payable under the CI Share Purchase Agreement, Stefan Pierer is not serving as a member of the board of PII for any reason other than death, disability, resignation or because of Stefan Pierer having declined to stand for election for member of the managing board, the entire price for the CI Shares payable under the CI Share Purchase Agreement shall be payable in cash; and

(d)	if payable upon exercise of CI Share Option III, the entire price for the CI Shares payable under the CI Share Purchase Agreement shall be payable in cash.

4.3.2	If the PII Common Stock ceases to be listed at a stock exchange prior to the CI SPA Closing Date the price for the CI Shares shall be payable in cash only. Clause 1.2 of Exhibit 1.28 (Form of CI Share Purchase Agreement) shall be completed accordingly, unless the delisting of PII Common Stock occurs at a date after the CI SPA Signing Date in which event Clause 1.2 of the CI Share Purchase Agreement shall be adjusted by way of addendum.)

4.3.3	In the event that the price for CI Shares would be payable in shares of common stock of a universal legal successor of PII in any merger in which PII is not the

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surviving corporation pursuant to Clause 4.3.1 in part in shares, CI may request in the CI Exercise Notice (Exhibit 2.5 (Form of CI Exercise Notice)) that the CI Share Purchase shall be payable in cash and Clause 1.2 of Exhibit 1.28 (Form of CI Share Purchase Agreement) shall be completed accordingly).

4.3.4	The shares of PII Common Stock to be delivered as price for CI Shares shall be subject to the transfer restrictions as set out in Clause 6.4 of the CI Share Purchase Agreement.

4.4	Adjustment of the price for CI Shares. If between the Determination Commencement Date or the calculation date for the Special Event Price per Share, as the case may be, and the CI SPA Signing Date the outstanding shares of PII Common Stock shall have changed or a different class of shares in PII shall have been introduced, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the number of shares of PII Common Stock to be delivered pursuant to Clause 4.3.1 or 4.3.2 above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

4.5	Payment of price for PA Shares. The price for the PA Shares shall be payable in cash (and Clause 1.2 of Exhibit 1.96 (Form of PA Share Purchase Agreement) shall be completed accordingly).

5	WAIVER AND SET OFF

5.1	Waiver of Rescission and Adjustment and the Raising of Objections. Without prejudice to the Parties’ express rights to terminate this Agreement as set out herein, the Parties agree to waive (to the fullest extent possible) any rights to terminate, rescind, nullify, or modify this Agreement or any obligations under this Agreement (including, for the avoidance of doubt, the obligation to conclude the CI Share Purchase Agreement or the PA Share Purchase Agreement): (i) pursuant to Sections 932, 934 or 936 ABGB; (ii) for reason of mistake (Irrtum); or (iii) for reason of frustration of contract (Wegfall der Geschäftsgrundlage).

5.2	No Right of Set-off. No Party has the right to retain or set-off any part of the Share Option Prices with claims it might have against any other Party or to withhold otherwise any amount payable under this Agreement.

6	REPRESENTATIONS AND WARRANTIES OF PA

PA represents and warrants to CI that the following statements contained in this Clause 6 are true and accurate as at the Signing Date:

6.1	Organization. PA is a limited liability company (Gesellschaft mit beschränkter Haftung), duly organized and validly existing under the laws of Austria. The current articles of association of PA, dated 6 July 2005 and attached hereto as Exhibit 6.1, are in full force and effect and complete in all respects, and have

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embodied therein all shareholder resolutions which are required to be so embodied or to be registered with the company register (Firmenbuch).

6.2	Authorization of Transaction. PA has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of PA, enforceable in accordance with its terms and conditions. Subject to the Approvals, PA need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

6.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PA is subject or any provision of its charter or bylaws.

6.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PA is a party.

6.5	Legal Ownership of the PA Shares. PA owns, both legally and beneficially, the PA Shares free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands affecting any of the PA Shares. PA is not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment that could (i) require PA to sell, transfer, encumber or otherwise dispose of the PA Shares (other than this Agreement) or (ii) provide any third party with any interest, right, or entitlement in respect of the PA Shares. There are no claims, actions or proceedings pending or, threatened in relation to the title or the ownership interests in the PA Shares.

6.6	Claims. There are no claims, actions or proceedings pending or threatened, which might have a material adverse effect on the financial condition of PA or impair its ability to perform its obligations under this Agreement, or which might affect the validity or enforceability of this Agreement.

6.7	Disclosure. To the best knowledge of PA, all information contained or referred to in this Agreement and in the Exhibits hereto or which has otherwise been disclosed or cause to be disclosed by or on behalf of PA by its advisors on or prior to the Signing Date is true and accurate in all respect and there is no other fact or matter which renders such information misleading because of any omission, ambiguity or for any other reason; to the best knowledge of PA, PA has disclosed or caused to be disclosed to CI all information and facts so disclosed are true and accurate in all respect and give a true, complete and accurate view, and on any and all adverse consequences on KTM and its Subsidiaries. Unless explicitly provided otherwise herein, disclosures made by or on behalf of PA or knowledge

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otherwise obtained by CI or any of its Affiliates shall not in any way restrict the scope or the enforcement of any of the representations and warranties set out in this Clause 6.

7	REPRESENTATIONS AND WARRANTIES OF CI

CI represents and warrants to PA that the following statements contained in this Clause 7. are true and accurate as at the Signing Date:

7.1	Organization. CI is a joint-stock company, duly organized and validly existing under the laws of Austria.

7.2	Authorization of Transaction. CI has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of CI, enforceable in accordance with its terms and conditions. Subject to the Approvals, CI need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

7.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of CI is subject or any provision of its charter or bylaws.

7.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of CI or KTM is a party.

7.5	Claims. There are no claims, actions or proceedings pending or threatened, which might have a material adverse effect on the financial condition of CI or impair its ability to perform its obligations under this Agreement, or which might affect the validity or enforceability of this Agreement.

7.6	Legal Ownership of the CI Shares. CI owns, both legally and beneficially, the CI Shares free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands affecting any of the CI Shares. CI is not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment that could (i) require CI to sell, transfer, encumber or otherwise dispose of the CI Shares (other than this Agreement) or (ii) provide any third party with any interest, right, or entitlement in respect of the CI Shares. There are no claims, actions or proceedings pending or, threatened in relation to the title or the ownership interests in the CI Shares.

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7.7	Disclosure. To the best knowledge of CI all information contained or referred to in this Agreement and in the Exhibits hereto is true and accurate in all respects and there is no other fact or matter which renders such information misleading because of any omission, ambiguity or for any other reason. No agreement, transaction, commitment, undertaking, understanding or arrangement has been entered into by CI or in any Affiliates of CI with regard to its shareholding in KTM or in any of KTM’s Affiliates. Unless explicitly provided otherwise herein, disclosures made by or on behalf of or knowledge otherwise obtained by PA or any of its Affiliates shall not in any way restrict the scope or the enforcement of any of the representations and warranties set out in this Clause 7.

7.8	Certain Agreements. Unless disclosed in Exhibit 7.8 (Agreements with KTM Group Companies) no agreement, transaction, commitment, undertaking, understanding or arrangement has been entered into by CI or any of their respective Affiliates with KTM or any Affiliate of KTM, whether at arm’s length terms or otherwise.

7.9	Articles of Association. (x) The Articles of Association as disclosed in Exhibit 1.9 A are in full force and effect and complete in all respects, and have embodied therein all shareholder resolutions which are required to be so embodied or to be registered with the company register except for the shareholders’ resolutions resolved upon in the shareholders’ meeting of KTM held on 7 July 2005 and (y) the articles of association as disclosed in Exhibit 1.9 B have embodied therein all shareholder resolutions which are required to be so embodied or to be registered with the company register including the shareholders’ resolutions resolved upon in the shareholders’ meeting of KTM held on 7 July 2005. Without limiting the generality of the foregoing, (i) there is authorized share capital (genehmigtes Kapital) in the amount of EUR 2,200,000 (Euro two million two hundred thousand) and of which EUR 1,900,000 (Euro one million nine hundred thousand have been utilized and there is no conditional capital (bedingtes Kapital) prior to the registration of the Capital Increase and (ii) there is authorized share capital in the amount of EUR 3,000,000 (Euro three million) and there is no conditional share capital following the registration of the Capital Increase.

8	COVENANTS

8.1	Due Diligence Process at CI.

8.1.1	In order to enable PA and PII to evaluate KTM and its business with a view to exercising any of the CI Share Options, PA and CI shall procure that PA may undertake a full legal, financial and tax due diligence process (the “Due Diligence”) as follows.

8.1.2	The Due Diligence shall be permitted at any time (i) after 30 March 2007 until the commencement of the Exercise Period I, (ii) during the Exercise Period following an Acceleration Event, (iii) during the Exercise Period following a Delisting Event (each such period, the “Due Diligence Period”).

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8.1.3	CI shall cause KTM to fully co-operate with PA and PII and their advisers in the Due Diligence. The Due Diligence shall not be conducted in any manner which detrimentally interferes with KTM’s operating or financial performance.

8.1.4	PA shall notify CI in writing of its intention to conduct a documentary Due Diligence in a data room (the “Data Room DD”) at least 15 (fifteen) Business Days, upon the occurrence of an Acceleration Event 5 (five) Business Days, prior to the proposed commencement of the Data Room DD.

8.1.5	PA shall, during the Due Diligence Period and as part of the Due Diligence, be entitled to appoint a project team of reasonable size (the “Project Team”), whose members shall have the right to (i) attend and observe the meetings of the Management Board of KTM SMC without being entitled to any active or passive voting rights; and (ii) meet and/or discuss KTM’s operational and financial performance with the members of the Management Board and senior staff of KTM. The members of the Project Team shall have the right of access to, and ability to work at, the premises of KTM during standard business hours.

8.2	Information Procedure. During the period between the Signing Date and the earlier of (i) the CI SPA Closing Date or the PA SPA Closing Date, as the case may be, (ii) the date of valid termination of this Agreement and (iii) the disposal of all of the PA Shares by PA, and (iv) 30 June 2008, CI shall inform PA by a notice in writing (the “8.2 Notice”), if it becomes aware of any Relevant Matter (as defined below) that is planned to be done or to occur setting out the Relevant Matter in reasonable detail, unless such Relevant Matter was communicated to Tom Tiller in his function as member of the supervisory board of KTM.

For purposes of this Agreement each matter or occurrence set forth in Clause 8.2.1 through 8.2.8 shall constitute a “Relevant Matter”:

8.2.1	the listing of the KTM Shares at the Vienna Stock Exchange terminating;

8.2.2	KTM SMC selling or issuing any shares, or securities convertible or exercisable into or exchangeable for shares, unless such sale or issuance does not result in the sold and issued shares or other instruments, directly and/or indirectly, in the aggregate representing 10 % or more of the share capital of KTM SMC on a fully diluted basis, or any of the authorized capital (genehmigtes Kapital) of KTM resolved upon by shareholders’ resolution of 7 July 2005 being utilized by way of issuance of new shares;

8.2.3	dividends or distributions in cash or in kind (including for the avoidance of doubt payments relating to share buy-backs but excluding duly declared cash dividends payable and paid pro rata to each KTM shareholder) being made to CI or to Persons directly or indirectly related (nahestehende Personen) with CI, or transactions being effected that result in a pay-back of share capital of KTM to the respective shareholder(s) (Einlagenrückgewähr); for the avoidance of doubt, this Clause 8.2.3 shall not relate to commercial transactions (other than share buy-backs) between KTM and the aforementioned persons which occur at arm’s length;

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8.2.4	KTM or any of the Subsidiaries of KTM in a single transaction or in a series of related transactions disposing of or encumbering any assets of KTM or any of the Subsidiaries of KTM with a replacement value or value exceeding EUR 50,000,000 (Euro fifty million), in the aggregate, (including, for the avoidance of doubt, any participation interests in any entity held by KTM or any of the Subsidiaries of KTM) other than (i) disposals of assets at arm’s length terms, provided that such assets are replaced without any undue delay and without adverse effect to the business of KTM or any of the Subsidiaries of KTM, and (ii) statutory liens arising in the ordinary course of business;

8.2.5	KTM or any of the Subsidiaries of KTM acquiring (including by merger, consolidation or acquisition of stock or assets), in a single transaction or in a series of related transactions any interests in any other Person or division thereof for an aggregate consideration in excess of EUR 50,000,000 (Euro fifty million);

8.2.6	directly or indirectly, through its representatives of other third parties eg investment banks or financial intermediaries, soliciting, initiating, knowingly encouraging, knowingly facilitating, entering into, continuing or taking part in any discussions, negotiations or arrangements for or anticipating the issue or sale of the CI Shares or any part thereof;

8.2.7	as long as Stefan Pierer and Rudolf Knünz, respectively, are capable of working, (i) the service agreements (Überlassungsverträge) between Pierer GmbH and Knünz GmbH on the one hand and KTM on the other hand for provision of the services of Stefan Pierer and Rudolf Knünz, respectively, being terminated on whatever grounds prior to 31 August 2009, (ii) the appointments of Stefan Pierer as chairman of the management board of KTM and of KTM SMC being terminated on whatever grounds prior to 31 August 2009, or (iii) the appointment of Rudolf Knünz as member of any board of KTM being terminated without simultaneous reappointment to such board on whatever grounds prior to 31 August 2009;

8.2.8	CI or any Affiliate of CI (directly or indirectly) initiating, entering into any agreement, transaction, commitment, undertaking, understanding or arrangement with any of CI or any of its Affiliates, other than at arm’s length terms in the ordinary course of business.

8.3	Information. Each Party shall in a timely manner deliver to the other Parties and, if applicable, to the Appraiser all information reasonably required for the calculation of the Exercise Price per Share. No later than on the Determination Commencement Date CI shall deliver to PA all information reasonably required, including but not limited to the financial statements of KTM for the business year ending 31 August 2007, to ascertain whether the Reversal Condition is satisfied.

8.4	Due Diligence Process at PII. In order to enable CI to evaluate PII and its business with a view to becoming a shareholder of PII upon the exercise of any of the PA Share Options, PA shall procure that CI may undertake a legal, financial and tax due diligence process in respect of PII. Clauses 8.1.2 through 8.1.4, but not Clause 8.1.5, shall apply mutatis mutandis.

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8.5	Other Covenants of PA. During the period between the Signing Date and the earlier of (i) the CI SPA Closing Date or the PA SPA Closing Date, as the case may be, (ii) the date of valid termination of this Agreement and (iii) the disposal of all of the PA Shares by PA, and (iii) 31 December 2007, PA shall not (directly or indirectly) initiate, enter into, continue or take part in any discussions, negotiations or arrangements for or anticipating the issue or sale of the PA Shares or any part thereof.

9.	TRANSFER OF KTM SHARES

9.1	Restriction on Transfer. Each of the Parties agrees that it shall not, until earlier of (a) the signing of the CI Share Purchase Agreement or the PA Share Purchase Agreement, as the case may be, or (b) the expiry of Exercise Period II, provided that no Call Option has been exercised, (i) sell, transfer, assign or otherwise dispose of any the shares held by such Party in KTM, on whatever legal basis, whether for consideration in cash or in kind or a combination thereof, whether gratuitously or for consideration, whether in the course of a corporate restructuring of the respective Party, by way of a contribution in kind, a spin-off, a transfer to a trust or foundation and any similar measures, or enter into any agreement, option or other arrangement in respect of any of the aforementioned measures, (each such measure a “Transfer”) or (ii) pledge or otherwise encumber any of its shares in KTM or otherwise create a security interest therein, or enter into any agreement, option or other arrangement in respect of any of the aforementioned measures which would adversely affect the ability of the respective Party to fulfill its obligations under this Agreement (each such measure a “Pledge”), except for Transfers to wholly-owned Subsidiaries of PII.

9.2	Tag-along Right. Without prejudice to the obligation of the Parties under Clause 9.1, as long as PA remains a shareholder of KTM holding at 800,000 (eight hundred thousand) of the outstanding shares, CI may only complete a Transfer by accepting a binding bona fide offer (the “Third Party Offer”) from a third party (the “Proposed Purchaser”), provided that the consideration is payable in cash only without any deferred consideration, and provided further that:

(a)	CI have dispatched a notice (the “Tag-along Notice”) within five (5) Business Days of accepting the Third Party Offer notifying PA that it has contracted to accept the Third Party Offer in accordance with this Clause 9.; such Tag-along Notice constituting a warranty and representation by CI to PA that the Third-Party Offer and its acceptance of it is bona fide in all respects; and

(b)	the Proposed Purchaser has made a binding written cash offer to PA (the “Tag-along Offer”) to purchase a portion of the PA Shares (the “Tag-along Shares”) equal to the portion of the CI Shares represented by all of the shares being subject to the intended Transfer, and otherwise on terms that are not less favorable than those stipulated in the Third-Party Offer; and

(c)	the Tag-along Offer shall be kept open for at least thirty (30) days from delivery of the Tag-along Notice; and

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(d)	the period mentioned in (c) above has lapsed or PA has either accepted or rejected the Tag-along Offer.

10	CONDITION PRECEDENT

10.1	This Agreement is subject to the completion of the closing of the Swisspartners Purchase in respect of at least 1,574,999 (one million five hundred seventy-four thousand nine hundred ninety-nine) ordinary voting shares of KTM.

11	INDEMNIFICATION AND LIQUIDATED DAMAGES

11.1	CI’s Liability. Without prejudice to PA’s right to (i) claim from CI liquidated damages pursuant to Clause 11.3, or (ii) terminate this Agreement pursuant to Clause 12.1, PA shall be entitled to specific performance of the obligations of CI hereunder.

11.2	PA’s Liability. Without prejudice to CI’s right to (i) claim from PA liquidated damages pursuant to Clause 11.4 or (ii) terminate this Agreement pursuant to Clause 12.2, CI shall be entitled to specific performance of the obligations of PA hereunder.

11.3	Liquidated Damages for PA.

11.3.1	In the event that PA has validly terminated this Agreement pursuant to Clause 12.1.(a) or 12.1.(b), then CI shall be liable to pay to PA liquidated damages (Vertragsstrafe) in cash equal to the higher of:

(a)	EUR 9,000,000 (Euro nine million); or

(b)	in the event of a Transfer of CI Shares or CI agreeing to enter into a Transfer of CI Shares on or prior to the date when all Call Options have lapsed, the amount agreed to be paid or paid by the purchaser for the CI Shares subject to the Transfer of CI Shares.

11.3.2	In the event that CI gross negligently or intentionally has not submitted the financial statements of KTM for the business year ending 31 August 2007 in accordance with Clause 8.3 the amount of EUR 100,000 (Euro one hundred thousand) shall be paid for each week during which such failure continues.

11.3.3	PA shall be entitled to claim damages (consequential and incidental damages and lost profit) exceeding the liquidated damages pursuant to this Clause 11.3.

11.4	Liquidated Damages for CI.

11.4.1	In the event that CI have validly terminated this Agreement pursuant to Clause 12.2.(a) or 12.2.(b), then PA shall pay to CI liquidated damages (Vertragsstrafe) in cash equal to the higher of:

(a)	EUR 9,000,000 (Euro nine million); or

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(b)	in the event of a Transfer of PA Shares or PA agreeing to enter into a Transfer of PA Shares on or prior to date when all Call Options have lapsed, the amount agreed to be paid or paid by the purchaser for the PA Shares subject to the Transfer of PA Shares.

11.4.2	In the event that PA gross negligently or intentionally has not submitted PA the financial statements of PII for the third quarter ending 30 September 2007 in accordance with Clause 12.2 the amount of EUR 100,000 (Euro one hundred thousand) shall be paid for each week during which such failure continues.

11.4.3	CI shall be entitled to claim damages (consequential and incidental damages and lost profit) exceeding the liquidated damages pursuant to this Clause 11.4.

12	RIGHTS OF TERMINATION

12.1	PA’s Rights of Termination of this Agreement. PA shall be entitled to terminate this Agreement in the event:

(a)	of one or more breaches of Clauses 7.1 to 7.7 by CI or

(b)	that following the exercise of any of the CI Shares Options by PA or CI does not sign the CI Share Purchase Agreement within the period specified in Clause 2.6 of this Agreement;

(c)	CI does not submit the financial statements of KTM for the business year ending 31 August 2007 until 31 December 2007, in such event the termination shall only affect the PA Share Option;

(each of the aforementioned events (a) to (b) herein referred to as an “CI Event of Default”), PA shall give CI written notice thereof specifying the nature of such CI Event of Default and set a period of at least one week for CI to remedy the situation. PA may exercise its right of termination in respect of any CI Event of Default at any time after the remedy period, if the CI Event of Default was not remedied.

Furthermore, any and all of the PA Share Options and any of PA’s obligations relating thereto shall be deemed terminated, cancelled and invalid with immediate effect, if a Relevant Matter occurs.

12.2	CI’s Rights of Termination of this Agreement. CI shall be entitled to terminate this Agreement in the event:

(a)	of one or more breaches of Clauses 6. by PA; or

(b)	that following the exercise of any of the PA Shares Options by CI PA does not sign the PA Share Purchase Agreement within the period specified in Clause 3.7 of this Agreement;

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(c)	PA does not submit the financial statements of PII for the third quarter ending 30 September 2007 until 31 December 2007, in such event the termination shall only affect the CI Share Option;

(each of the aforementioned events (a) to (b) herein referred to as a “PA Event of Default”), CI shall give written notice thereof specifying the nature of such PA Event of Default and set a period of at least one week for PA to remedy the situation. CI may exercise its right of termination in respect of any PA Event of Default at any time after the remedy period, if the PA Event of Default was not remedied.

13	DISPUTE RESOLUTION

13.1	Settlement of Disputes regarding the Exercise Price per Share and the Satisfaction of the Reversal Condition.

13.1.1	If a Party disputes the calculation of the Exercise Price per Share, as set out in an Exercise Notice (the “Disputed EPS”), it shall do so by notice in writing to the other Party (the “Dispute Notice”) within 10 (ten) Business Days after the receipt of the relevant Exercise Notice (the “Review Period”) and state, in reasonable detail, the components of the Exercise Price per Share subject to such objection and the Exercise Price per Shares which the disputing Party considers to be correct (the “Alternative EPS”).

13.1.2	If a Dispute Notice is duly given, the Parties shall meet within five (5) Business Days after the expiry of the Review Period to try to resolve the matter. In the event that the matter is not resolved within ten (10) Business Days after the expiry of the Review Period, the Exercise Price per Share, on the application of either Party, shall be referred for determination to:

(a)	Deloitte New York with support of its Vienna office, and, to the extent Deloitte is not able to act, to PricewaterhouseCoopers New York with support of its Vienna office, or

(b)	if neither of the above experts accepts such assignment and an expert the Parties shall have agreed in good faith without any undue delay,

(each, as finally appointed, an “Appraiser”).

13.1.3	The following terms of reference shall apply to the determination of the Exercise Price per Share:

(a)	the Buyer and the Sellers shall within 5 (five) Business Days from the appointment of the Appraiser each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Appraiser;

(b)	the Appraiser shall state (x) what adjustments (if any) are necessary in respect of the matters in dispute in order for the calculation of the Exercise

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Price per Share to comply with the requirements of this Agreement, and (y) the Exercise Price per Share (the “Appraiser Determination”);

(c)	the Exercise Price per Share, as determined by the Appraiser, shall be an amount expressed in EUR, (x) not less than the Stated EPS and (y) not exceeding the Alternative EPS;

(d)	the Appraiser shall act as an expert (Schiedsgutachter) (and not as an arbitrator) in making the Appraiser Determination which shall be final and binding on the Parties;

(e)	the cost of the Appraiser Determination shall be borne between the Parties in equal proportions unless the Appraiser (x) has determined an Exercise Price per Share equal to the Stated EPS in which case the disputing Party shall be fully liable for payment of the entire amount of such expenses, or (y) has determined an Exercise Price per Share equal to the Alternative EPS in which case the Party having submitted the Exercise Notice shall be fully liable for payment of the entire amount of such expenses;

(f)	the Appraiser shall endeavor to submit the Appraiser Determination to the Parties no later than 20 (twenty) Business Days after the appointment of the Appraiser.

13.1.4	In the event that the Exercise Price per Share, as determined by the Appraiser, exceeds the Stated EPS by more than 10% (ten percent) the Party having submitted the Exercise Notice is entitled to revoke its Exercise Notice within 10 (ten) Business Days after receipt of the Appraiser Determination in which event the relevant Exercise Notice shall be deemed not exercised ab initio (the “Rescission”). In the event of a Rescission relating to the exercise of a CI Share Option II or a PA Share Option II, Exercise Period II shall be deemed to commence on the 16th Business Day following the Rescission and to expire on the 25th Business Day following the Rescission. Clause 2 and Clause 3 shall apply mutatis mutandis.

13.1.5	Clause 13.1.1 through 13.1.4 shall apply mutatis mutandis in the event of any dispute as to the satisfaction of the Reversal Condition as stated in an Exercise Notice. In such event any Exercise Notice that is not considered valid by the Appraiser Determination shall be deemed null and void ab initio.

13.2	Settlement of other Disputes.

13.2.1	Any claims or disputes (other than disputes pursuant to Clause 12.1) arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by the Parties shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration

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tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 13.2 shall not in any way restrict the Parties’ right to have disputes settled by arbitration in accordance with this Clause 13.2.

13.2.2	Costs of Dispute. In the event of a dispute pursuant to Clause 13.2.1 arising from or relating to this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such Party’s rights and in enforcing such Party’s rights under this Agreement.

14.	MISCELLANEOUS

14.1	Relationship of the Parties. This Agreement shall not create a partnership or joint venture between the Parties.

14.2	No Third-Party Beneficiaries. Subject to Clause 14.15, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective universal legal successors.

14.3	Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

14.4	Notices. All agreements, instructions, notices, requests, demands, claims, approvals, consents, determination (including but not limited to the Appraiser Determination) and other communications (the “Communications”) hereunder shall be made in writing. Any Communications hereunder shall be deemed duly delivered if it is sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) expedited courier and in each case addressed to the intended recipient as set forth below:

if to PA:
Polaris Beteiligungsverwaltungs GmbH
c/o Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340, US
Attn: Michael W. Malone

with a copy to:
Mary McConnell
Polaris Industries Inc.
2100 Highway 55
Medina, MN 55340, US

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and:
James C Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402, US

and:
Peter Huber
CMS Reich-Rohrwig Hainz
Ebendorferstraße 3
A-1010 Vienna
Austria

if to CI:
Cross Industries AG
Bauernstraße 9
A-4600 Wels
Austria
Att. Rudolf Knünz

with a copy to:
Stefan Weber
Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH
Rathausplatz 4
A-1010 Vienna
Austria

In addition, except for the Exercise Notices, the Parties shall send by electronic mail a copy of all Communications to the respective recipients set out above. Any Party may change the address to which Communications hereunder are to be delivered to it by giving the other Party notice in the manner set out herein.

14.5	Governing Law. This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

14.6	Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties. This shall also apply to this Clause 14.6.

14.7	Waivers. Except as expressly provided for in this Agreement, no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to a Party upon any breach by the other Party of any of its representations, warranties or covenants arising under this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No waiver by any Party of any right, default,

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misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior, contemporaneous or subsequent right, default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any other such occurrence. Any such waiver shall be deemed effective only if contained in writing and signed by the Party charged with such waiver. The failure by a Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto shall not constitute a waiver of its rights in the event of any other occurrence giving rise to such right.

14.8	Severability and Blue-Pencilling. Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of the Parties.

14.9	Taxes and Levies. Each and any of the Parties will bear and pay all personal taxes and levies which may be imposed upon it by any government or competent authority relating to the transactions contemplated by this Agreement. For the avoidance of doubt, withholding taxes on payments shall be deemed personal taxes imposed upon the recipient of the respective payment.

14.10	Stamp Taxes and Duties. PA shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any government or competent authority under or in connection with this Agreement.

14.11	Integration and Construction. The preamble of this Agreement is an integral part of this Agreement. Headings and Clauses are for the purpose of organization only and shall not be used to interpret this Agreement. The exhibits, annexes, and schedules identified in this Agreement are incorporated herein by reference and made a part hereof and defined terms of this Agreement have the same meaning if used in such exhibits, annexes, and schedules. Any obligation hereunder that falls on a day that is not a Business Day shall be postponed to the next Business Day. Reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

14.12	Confidentiality.

14.12.1	Each Party undertakes for itself and guarantees within the meaning of Section 880a second sentence ABGB the fulfillment of this obligation by its Affiliates, to keep confidential any information relating to this Agreement including its exhibits and to prevent the passing on of this confidential information to third

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parties (“Confidential Information”) for a period of 3 (three) years after the Signing Date.

14.12.2	The Parties shall procure to give access to Confidential Information only to such persons who are either bound by professional duty of confidentiality or who require knowledge of the information as employees, officers or directors of the respective Party, one of their Affiliates for the orderly conduct of business of the Party concerned. The Parties shall also require such persons to keep Confidential Information secret, according to this Clause 14.12.

14.12.3	For the purpose of this Clause 14.12 the following information shall not be considered to be Confidential Information: (i) information already in the public domain, (ii) information disclosed through no fault of the disclosing Party, (iii) information which became known independently of a disclosure, and (iv) information whose disclosure has been mutually agreed between the Parties on a case-by-case basis in writing. Nothing herein shall be construed as preventing a Party from disclosing Confidential Information where it is under a mandatory duty, under applicable law, regulation, listing rules of any applicable securities exchange or applicable securities regulatory body, court or administrative decision to make such disclosure.

14.12.4	No announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, it is the intention of the Parties that, to the extent reasonably practicable, all announcements or public statements concerning this Agreement shall be made on a joint basis. The Parties shall agree upon a timetable for public disclosure purposes and co-operate on the content of such disclosure. This Clause 14.12 shall not apply to any announcement, public statement or circular by any Party required by law, a securities exchange or a regulatory, administrative or governmental body to which such Party is subject, including the rules of a stock exchange, in which case the Party concerned shall inform the other Parties and shall make all reasonable attempts to agree the contents of such announcement or statement with the other Parties before making the announcement or statement.

14.13	Further Assurance and Co-operation. Without prejudice to Clause 8.3 each Party shall promptly and in good faith do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intentions and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

14.14	Fees. Each Party shall bear the fees and expenses of its own advisers.

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14.15	Assignment and Nomination and Guarantee.

14.15.1	Subject to Clauses 14.15.2 and 14.15.3, no Party may assign or transfer, be it by way of single or universal succession (Einzel- oder Gesamtrechtsnachfolge), all or any of its rights or obligations under this Agreement.

14.15.2	Until the exercise of one of the Call Options, each Party (the “Assignor”) shall be entitled to assign and transfer all but not less than all of its rights and obligations under this Agreement to any affiliate (including for the avoidance of doubt any Affiliate incorporated or otherwise established after the Signing Date) of the Assignor in which the Assignor, ultimately, directly and/or indirectly holds a participation interest of at least 50% (fifty percent) of such Affiliates’ share capital and voting rights as assignee (a “Permitted Assignee”). The assignment shall not become effective before the Assignor and the Permitted Assignee have given a joint written notice of the intended assignment to the other Parties in the form attached hereto as Exhibit 14.15.2 (Form of Assignment Notice) (the “Assignment Notice”). Any assignment not consistent with the Assignment Notice shall be null and void ab initio. The Permitted Assignee shall not be entitled to assign any rights or obligations under this Agreement to another assignee.

14.15.3	In the event of a proposed assignment to a Permitted Assignee, the Assignor shall notify the other Parties at least 10 (ten) Business Days prior to the date of the proposed assignment, and provide the other Parties with such documents and information that the other Parties may reasonably request in order to determine if the proposed assignee will fulfil the criteria necessary to be deemed a Permitted Assignee.

14.15.4	In the event of such assignment to a Permitted Assignee the Assignor unconditionally, irrevocably and on first demand guarantees to the other Parties within the meaning of Section 880a second sentence ABGB and without the requirement of prior legal proceedings against the Permitted Assignee that if the Permitted Assignee does not pay any sum or fulfil any of its obligations which are to be performed by it under this Agreement or the CI Share Purchase Agreement or the PA Share Purchase Agreement, as the case may be, for any reason, by the time and in the manner specified in this Agreement or the CI Share Purchase Agreement or the PA Share Purchase Agreement, as the case may be, to pay promptly such sum or procure the performance of such obligation by the Permitted Assignee.

14.16	Language. This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS LEGALLY BINDING AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

SIGNATORIES

Polaris Beteiligungsverwaltungs GmbH

________________________________

Cross Industries AG

________________________________

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EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

between

Cross Industries AG

and

Polaris Beteiligungsverwaltungs GmbH

Rechtsanwälte

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) has been entered into as of [•] (the “Signing Date”) by and among:

(1)	Cross Industries AG, a joint stock company duly established and validly existing under Austrian law, registered with the company register of Austria under the registration number FN 261823i, having its registered office at Bauernstraße 9, A-4600 Wels, Austria, as seller (“CI” or the “Seller”); and

(2)	Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the company register of Austria under the registration number FN 264931f, having its registered office at Ebendorferstraße 3, A-1010 Vienna, Austria, as buyer (“PA” or the “Buyer”);

each of them a “Party” and, collectively, the “Parties”.

WHEREAS:

(A)	As of 18 July 2005, the Parties have entered into a call option agreement (the “Call Option Agreement”) pursuant to the terms of which the Seller has inter alia granted to the Buyer the right to acquire 3,160,000 (three million one hundred sixty thousand) ordinary voting shares (Stammaktien), represented by an interim share certificate numbered [•], and, including the Hofer Shares, 3,504,632 (three million five hundred four thousand six hundred thirty-two) ordinary voting shares of KTM Power Sports AG, an Austrian joint stock company duly established and validly existing under Austrian law registered with the Company Register of Austria under the registration number FN 107673v, having its registered office at Bauernstraße 9/WDZ III, A-4600 Wels, Austria (“KTM”), each share with a nominal value of EUR 1 (Euro one), in the aggregate representing 45.85% (forty-five point eighty-five percent) and, including the Hofer Shares, 50.85% (fifty point eighty-five percent) of the share capital of KTM (the “CI Shares”).

(B)	The Buyer has validly exercised such option right pursuant to the terms of the Call Option Agreement and therefore the Buyer shall acquire the CI Shares from the Seller pursuant to the terms of this Agreement.

DEFINITIONS:

The following expressions shall have the following meaning unless expressly stated otherwise herein:

“ABGB”	means the Austrian General Civil Code (Allgemeines bürgerliches Gesetzbuch).

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

“Acquisition”	shall have the meaning ascribed to such term in Clause 2.1.1.

“Affiliates”	means with respect to any Party at any time, any entity directly or indirectly controlling such Party, controlled by such Party or under joint control with such Party at that time. For this purpose, control means legal or beneficial ownership of more than 50% of the equity or the voting power in respect of such Party or the right to appoint the majority of the members of the board of directors of such Party and “controlling” and “controlled” have correlative meanings.

“Agreement”	shall mean this share purchase agreement.

“Approvals”	shall mean the approvals described in Clause 2.1.1 through 2.1.6.

“Balance Sheet Date”	shall mean 31 August 2007.

“Business Day”	shall mean a day, when banks are open for business in Austria and New York.

“Buyer”	shall have the meaning ascribed to such term in the preamble.

“Buyer’s Representations”	shall have the meaning ascribed to such term in Clause 5 hereof.

“Calendar Day”	shall mean any calendar day including Saturday and Sunday.

“Call Option Agreement”	shall have the meaning ascribed to such term in the preamble.

“Cash Consideration”	shall have the meaning ascribed to such term in Clause 1.2 hereof.

“CI”	shall have the meaning ascribed to such term in the preamble.

“CI Bank”	shall have the meaning ascribed to such term in

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

Clause 3.2.2.

“CI Money Account	shall have the meaning ascribed to such term in Clause 3.2.2.

“CI Share Account”	shall have the meaning ascribed to such term in Clause 3.2.2.

“CI Shares”	shall have the meaning ascribed to such term in the preamble.

“Closing”	shall have the meaning ascribed to such term in Clause 3.2 hereof.

“Closing Date”	shall have the meaning ascribed to such term in Clause 3.1 hereof.

“Closing Memorandum”	shall have the meaning ascribed to such term in Clause 3.3 hereof.

“Communications”	shall have the meaning ascribed to such term in Clause 9.4.

“Confidential Information”	shall have the meaning ascribed to such term in Clause 9.12 hereof.

“Connected Persons”	shall mean any of (i) the Seller, (ii) the KTM, (iii) any of the directors and officers of KTM, (iv) any of the directors and officers of the Subsidiaries, or (v) any person holding at any time direct or indirect control of KTM or its Subsidiaries.

“Drop Dead Date”	shall mean the 180th Calendar Day following the Signing Date.

“Duties”	shall have the meaning ascribed to such term in Clause 9.10.

“Encumbrance”	shall mean any charge, mortgage, pledge, security, lien, option, easement, hypothecation or other third party rights, retention of title, right of first refusal or security interest, assignment, right of pre-emption or other similar third party

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rights of any kind (or any agreement or obligation, including a conditional obligation, to create or enter into any of the foregoing).

“Environmental Regulation”	shall mean any and all rules, laws and regulations, orders, permits or awards of any competent authority applicable to KTM, any of its Subsidiaries, respectively, and/or the conduct of the business by KTM or any of its Subsidiaries, respectively, which have as their purpose the protection of the environment, including air, water and land.

“Escrow Agent”	shall mean Bank Austria Creditanstalt AG or Citibank International plc, Vienna Branch, as the Parties shall agree.

“Escrow Agreement”	shall mean the escrow agreement to be concluded between the Seller, the Buyer and the Escrow Agent in a form to be mutually agreed by the parties in good faith.

“Escrow Money Account”	shall mean an account of the Escrow Agent held with [Bank].

“Escrow Share Account”	shall mean a share deposit account of the Escrow Agent held with [Bank].

“Financial Statements”	shall have the meaning ascribed to such term in Clause 4.6 hereof.

“Hofer Shares”	shall mean 344,632 (three hundred forty-four thousand six hundred thirty-two) ordinary voting shares of KTM held by Hofer, each share with a nominal value of EUR 1 (Euro one), representing 5% (five percent) of the share capital of KTM to which CI has an option pursuant to a call option agreement dated 15 July 2005.

“IAS”	shall mean all standards and interpretations, whether called IAS, IFRS, SIC or IFRIC, the preface and framework issued by the International Accounting Standards Board, or

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its predecessor, the International Accounting Standards Committee.

“Intellectual Property”	shall mean trade marks, trade names, patents, utility models, semiconductor protection rights, inventions, design rights, software property and license rights, copyrights, know-how and all other similar proprietary rights, including, where such rights are obtained or enhanced by registration, any registration of such rights or applications or rights to apply for such registrations.

“Interim Financial Statements”	shall have the meaning ascribed to such term in Clause 4.6 hereof.

“KTM”	shall mean KTM Power Sports AG, an Austrian joint stock company duly established and validly existing under Austrian law registered with the Company Register of Austria under the registration number FN 107673v, having its registered office at Bauernstraße 9/WDZ III, A-4600 Wels, Austria.

“KTM SMC”	shall mean KTM-Sportmotorcycle AG, an Austrian joint stock company duly established and validly registered under Austrian law registered with the Company Register of Austria under the registration number FN 116267g, having its registered office at Stallhofner Straße 3, A-5230 Mattighofen, Austria.

“Legal Requirement”	shall mean any national, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, regulation, code, statute or treaty.

“Licenses”	shall have the meaning ascribed to such term in Clause 4.10.

“MAE I”	shall mean any change or effect (or the sum of associated and/or comparable changes or effects) that is adverse to the financial

EXECUTION VERSION
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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

condition, assets, liabilities or results of operations of KTM or any of its Subsidiaries and/or which is adverse to the use, enjoyment and value of the CI Shares and which has an economic effect exceeding EUR 10,000,000 (Euro ten million) in value.

“MAE II”	shall mean any change or effect (or the sum of associated and/or comparable changes or effects) that is adverse to the financial condition, assets, liabilities or results of operations of KTM or any of its Subsidiaries and/or which is adverse to the use, enjoyment and value of the CI Shares and which has an economic effect exceeding EUR 20,000,000 (Euro twenty million) in value.

“Material Asset”	shall mean an asset with a fair market value, or book value in the most recent Financial Statements, of more than EUR 10,000,000 (Euro ten million).

“Material Contract”	shall mean any contract, undertaking, arrangement or agreement entered into by or on behalf of KTM or any of its Subsidiaries that remains in force or otherwise remains to be completed or performed after the Closing and (i) results in a principal contractual obligation of KTM or any of its Subsidiaries exceeding EUR 5,000,000 (five million), or (ii) is of a long-term nature that is unlikely to have been fully performed and cannot be unilaterally terminated at will by KTM or any of its Subsidiaries within twelve (12) months after the Disclosure Date and with a contractual value exceeding EUR 5,000,000 (five million) per year.

“PA”	shall have the meaning ascribed to such term in the preamble.

“Party”, “Parties”	shall have the meaning ascribed to such term in the preamble.

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“PII”	shall mean Polaris Industries Inc., a corporation duly established and validly existing under the laws of Minnesota, having its registered office at 2100 Highway 55, Medina, MN 55340.

“PII Common Stock”	shall mean the common stock, USD 0.01 (United States Dollor zero point zero one) par value of PII.

“PII Share Issuance”	shall have the meaning ascribed to such term in Clause 5.6.

“Purchase Price”	shall have the meaning ascribed to such term in Clause 1.2.

“Securities Act”	shall have the meaning ascribed to such term in Clause 6.4.1.

“Seller”	shall have the meaning ascribed to such term in the preamble.

“Seller’s Best Knowledge”	shall mean the body of knowledge constituted by (i) the actual knowledge of any of the members of the managing board of the Seller, and (ii) the knowledge obtainable by the members of the managing board of the Seller by a careful, diligent and reasonable inquiry.

“Seller’s Representations”	shall have the meaning ascribed to such term in Clause 4.

“Signing Date”	shall have the meaning ascribed to it in the preamble.

“SPA Signing Disclosure Letter”	shall have the meaning ascribed to such term in Clause 2.3.1.

“SPA Closing Disclosure Letter”	shall have the meaning ascribed to such term in Clause 2.3.2.

“Stock Consideration”	shall have the meaning ascribed to such term in Clause 1.2 hereof.

“Subsidiary”	shall mean, as to any Person, (a) any

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, associations, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.

“Tax”	shall mean all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, fees, duties, contributions and withholdings, including, but not limited to, corporate income tax, value added tax, sales tax, capital transfer tax, excise duties, stamp duties, customs duties, taxes on expenses for voluntary pensions, health, life and unemployment insurances, taxes on land and buildings, wherever chargeable.

“Tax Return”	shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes.

References to Clauses shall be deemed references to Clauses in this Agreement unless explicitly stated otherwise.

NOW THEREFORE, it is agreed as follows:

1	PURCHASE AND SALE OF THE SHARES

1.1	Sale and Purchase. Subject to the terms and conditions of this Agreement and for the consideration designated in Clause 1.2 (Purchase Price) the Buyer agrees to purchase the CI Shares from the Seller and the Seller agrees to sell and transfer to the Buyer the CI Shares and all rights, interests and benefits arising in respect thereof.

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

1.2	Purchase Price. The total purchase price for the CI Shares shall be (i) a cash amount of EUR [•] (Euro [•]) (the “Cash Consideration”) and (ii) [•] shares of PII Common Stock (the “Stock Consideration,” and together with the Cash Consideration, the “Purchase Price”).

1.3	Purchase Price Payment. The payment of the Purchase Price shall be made pursuant to Clause 3.2.2. Upon completion of all actions set forth in Clause 3.2 (Actions at Closing), all rights and obligations connected with the CI Shares shall pass to the Buyer.

2	CONDITIONS TO CLOSING

2.1	Mutual Conditions. The obligation of the Seller to transfer the CI Shares to the Buyer and the Buyer’s obligation to transfer the Purchase Price to the Seller shall be subject to the fulfillment of each of the following conditions, unless expressly waived by the Seller and the Buyer in writing prior to or at Closing:

2.1.1	any of the following: (a) the legally valid permission of the Austrian Competition Court for the acquisition of the CI Shares by the Buyer pursuant to this Agreement (the “Acquisition”), or (b) the decision that the Acquisition will not be prohibited (Nichtuntersagungsbestätigung) or (c) the legally valid decision of the Austrian Competition Court that the Acquisition is not subject to any approval or permission by the Austrian Competition Court without any restrictions, conditions or obligations or (d) a legally valid merger clearance of the European Commission for the Acquisition;

2.1.2	any of the following: (a) the legally valid permission of the German Federal Cartel Office (Bundeskartellamt) for Acquisition, or (b) the decision that theAcquisition will not be prohibited or (c) the legally valid decision of the German Federal Cartel Office that the Acquisition is not subject to any approval or permission by the German Federal Cartel Office without any restrictions, conditions or obligations or (d) a legally valid merger clearance of the European Commission for the Acquisition;

2.1.3	all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

2.1.4	[OTHER MERGER CONTROL APPROVALS]

2.1.5	all authorizations, consents and approvals of governments or governmental agencies referred to in Exhibit 2.1.5 (Authorizations) shall have been obtained.

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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

2.1.6	the Parties shall have executed the Escrow Agreement with the Escrow Agent.

2.2	Seller’s Conditions. The obligation of the Seller to transfer the CI Shares to the Buyer at Closing shall be further subject to fulfillment of each of the following conditions, unless expressly waived by the Seller in writing prior to or at Closing:

2.2.1	the Buyer shall have delivered to the Seller a confirmation letter stating that the representations and warranties of the Buyer shall be true and correct in all material respects in each case when made as of the Closing Date;

2.2.2	the Buyer shall have performed and complied with, in all material respects, all obligations and covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date;

2.2.3	the Buyer shall have transferred (i) the Cash Consideration to the Escrow Money Account and (ii) the Stock Consideration to the Escrow Share Account, in each case on the Business Day immediately preceding the Closing Date.

2.3	Buyer’s Conditions. The obligation of the Buyer to pay and deliver the Purchase Price to the Seller at Closing shall be further subject to fulfillment of each of the following conditions, unless expressly waived by the Buyer in writing prior to or at Closing:

2.3.1	CI shall have delivered to the Buyer a confirmation letter stating that the Seller’s Representations are true and correct in all respects in each case when made and as of the Signing Date, except for the matters set out in a disclosure letter duly delivered to the Buyer no later than on the Signing Date (the “SPA Signing Disclosure Letter”);

2.3.2	CI shall have delivered to the Buyer a confirmation letter stating that the Seller’s Representations are true and correct in all respects in each case when made and as of the Closing Date, except for the matters set out in a disclosure letter duly delivered to the Buyer no later than on the Closing Date and containing disclosures only in relation to occurrences after the Signing Date (the “SPA Closing Disclosure Letter”);

2.3.3	unless otherwise disclosed, the Seller’s Representations are true and correct in all respects;

2.3.4	the SPA Signing Disclosure Letter and the SPA Closing Disclosure Letter do not disclose any circumstances which, in the absence of such disclosure, would reasonably be expected to result in the aggregate in a MAE II;

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Exhibit 1.28 to COA
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2.3.5	the Seller shall have performed and complied with, in all material respects, all obligations and covenants set out in this Agreement and to be performed or complied with by the Seller on or prior to the Closing Date;

2.3.6	the Seller shall have transferred the CI Shares to the Escrow Share Account on the Business Day immediately preceding the Closing Date;

2.3.7	no MAE II has occurred since the Signing Date;

2.3.8	CI shall have delivered to the Buyer non-compete undertakings of CI, Stefan Pierer and Rudolf Knünz, substantially in the form as set forth in Exhibit 2.3.8 (Non-Compete Undertakings); and

2.3.9	[TBD: resignation of members of the supervisory board and / or management board].

3	CLOSING

3.1	Closing Date. The Closing shall take place at the business premises of CMS Reich-Rohrwig Hainz, Vienna, or any other place the Parties mutually agree on commencing at 10 a.m. on the seventh (7th) Business Day after the date on which all of the conditions precedent set forth in Clause 2 have been satisfied or waived (except for those conditions (i) which by their terms cannot be satisfied prior to the Closing Date as long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date, or (ii) for which a different time of fulfillment is specified in Clause 2 (Conditions to Closing) unless another date, time or place is mutually agreed on by the Parties. The date on which Closing is due to occur pursuant to this Clause 3.1 shall be referred to as the “Closing Date”).

3.2	Actions at Closing. On the Closing Date, the following actions (together, the “Closing”) shall be taken:

3.2.1	CI shall deliver to the Buyer the SPA Closing Disclosure Letter (signed by CI);

3.2.2	The Escrow Agent shall transfer (i) the Cash Consideration from the Escrow Money Account by immediately available funds or by wire transfer to an account of CI (the “CI Money Account”) with an Austrian credit institution (the “CI Bank”) and (ii) the Stock Consideration from the Escrow Share Account to a share deposit account with CI Bank (the “CI Share Account”); details of the accounts at CI Bank shall be provided by CI to the Escrow Agent and the Buyer not later than three (3) Business Days prior to Closing Date.

3.2.3	The Escrow Agent shall deliver the CI Shares to the Buyer.

EXECUTION VERSION
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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

3.2.4	The Parties and the Escrow Agent shall have received written confirmations by the CI Bank that the Cash Consideration has been credited to the CI Money Account and the Stock Consideration has been transferred to the CI Share Account.

3.3	Simultaneous Actions. All of the actions set out in Clause 3.2 (Actions at Closing) constitute the Closing and will be deemed to have occurred simultaneously on the Closing Date. The Parties shall execute a memorandum as evidence that all of the conditions precedent set forth in Clause 2 (Conditions to Closing) have been fulfilled and that the Closing has been duly completed, in the form attached hereto as Exhibit 3.3 (Closing Memorandum) (the “Closing Memorandum”).

3.4	Termination of this Agreement.

In the event that

3.4.1	any of Buyer’s Conditions set out in Clause 2.3 (Buyer’s Conditions) has not been fulfilled and such Buyer’s Condition has not been duly waived by the Buyer on or prior to the Drop Dead Date, the Buyer shall have the right

3.4.2	any of the Seller’s conditions set out in Clause 2.2 (Seller’s Conditions) has not been fulfilled and such Seller’s Condition has not been duly waived by the Seller on or prior to the Drop Dead Date, the Seller shall have the right

3.4.3	the mutual conditions set out in Clause 2.1 (Mutual Conditions) have not been met or duly waived by all Parties on or prior to the Drop Dead Date, each of the Seller and the Buyer individually shall have the right in each case to rescind this Agreement upon written notice to the other Party; provided, however, that the Parties may at any time prior to the Drop Dead Date postpone the Drop Dead Date by mutual agreement, and provided further that a Party shall not have a termination right under this Clause 3.4 if such Party has prevented the occurrence of any of the conditions precedent set forth in Clause 2.

4	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the following statements contained in this Clause 4 (Representations and Warranties of the Seller) are true and accurate as at the Signing Date and the Closing Date (the “Seller’s Representations”):

4.1	Organization. CI is a stock company (Aktiengesellschaft), duly organized and validly existing under the laws of Austria.

EXECUTION VERSION
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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

4.2	Authorization of Transaction. CI has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of CI, enforceable in accordance with its terms and conditions. Subject to the Approvals described in Clauses 2.1.1 through 2.1.6 and Exhibit 2.1.5 (Authorizations), neither CI nor KTM need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

4.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals having been obtained, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which CI, KTM or a Subsidiary of KTM is subject or any provision of their respective charters or bylaws.

4.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of CI, KTM or a Subsidiary of KTM is a party which might have a MAE I.

4.5	Legal Ownership of the CI Shares. The Seller owns, both legally and beneficially, the CI Shares free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands or other Encumbrances affecting any of the CI Shares. No option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract, commitment or arrangement (other than this Agreement) exists that could (i) require the Seller to sell, transfer, encumber or otherwise dispose of any of the CI Shares; or (ii) provide any third party with any interest, right, or entitlement in respect of the CI Shares. There are no claims, actions or proceedings pending or threatened in relation to the title or the ownership interests in the CI Shares.

4.6	Financial Statements.[1] The financial statements of KTM and its Subsidiaries and the consolidated financial statements of KTM (the “Financial Statements”) for the fiscal years ending 31 August 2005, 31 August 2006 and 31 August 2007, respectively, have been prepared in accordance with IAS, applied on a consistent basis throughout the periods indicated, and with each other and in accordance with

[1]	NOTE: In the event of any deviation from the standard Exercise Period I or the standard Exercise Period II, the dates to which the Financial Statements and the Interim Financial Statements refer will need to be adapted. Reference shall be made to the three most recent fiscal years immediately preceding the financial year where the option is exercised.

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

Austrian law, have been audited and certified by a certified accountant and have been duly approved by the shareholders’ meeting of KTM or, as the case maybe, of the relevant Subsidiary of KTM. The interim financial statements of KTM and its Subsidiaries and the consolidated financial statements of KTM as of [•] 2007 (the “Interim Financial Statements”) have been prepared in accordance with IAS, applied on a consistent basis throughout the periods indicated, and with each other and in accordance with Austrian law. The Financial Statements and the Interim Financial Statements are complete and correct in all material respects. Without limiting the generality of the foregoing, the Financial Statements [and the Interim Financial Statements] either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitment and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of KTM or, as the case may be, the relevant Subsidiary of KTM, as at the relevant date, in each case in accordance with IAS and with Austrian law.

4.7	No Undisclosed Liabilities. Neither KTM nor any of its Subsidiaries had any material indebtedness or financial obligations (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than those contained or provided for in the Financial Statements as of the Balance Sheet Date; since the Balance Sheet Date, neither KTM nor any of its Subsidiaries have incurred any material indebtedness or financial obligations other than in the ordinary course of business and except for those liabilities set forth in Exhibit 4.7 (Liabilities).

4.8	Post Balance Sheet Date Events. Since the Balance Sheet Date[2], (i) neither KTM nor any of its Subsidiaries entered into any transaction outside the ordinary course of business, (ii) there has been no material deterioration in the assets and the financial position of KTM or any of its Subsidiaries, (iii) no distribution of capital or income/dividend has been or will be declared, made or paid, and (iv) the business of KTM and of its Subsidiaries has not been materially and adversely affected by the loss of any important customer or material source of supply or material intellectual property rights or by any factor not affecting similar businesses to a like extent or by any material casualty losses or damages and to the Seller’s Best Knowledge there are no facts which are likely to give rise to any such effect.

4.9	Taxes. KTM and its Subsidiaries have paid all Taxes as and when they have become payable; neither KTM nor any of its Subsidiaries are under any liability to pay any penalty, interest, surcharge or fine in connection with any Tax, which would have, individually or in the aggregate, a MAE I. Except for those liabilities set forth in Exhibit 4.9 (Tax), as of the date of this Agreement, there are no pending audits or administrative or judicial proceedings with respect to Taxes against or otherwise involving KTM or any of its Subsidiaries as a party for which KTM or

[2]	NOTE: Reference shall be made to the balance sheet date of the fiscal year immediately preceding the fiscal year where the option is exercised.

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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

any of its Subsidiaries is or may be liable, and there is no dispute or claim concerning any tax liability of KTM or any of its Subsidiaries for which KTM or any of its Subsidiaries may be liable. All Tax Returns required to be filed on or before the Closing by KTM have been duly and timely filed in accordance with all applicable laws and were complete and accurate in all material respects, and none of them is or, to the Seller’s Best Knowledge, is likely to be the subject of any dispute with any taxation authority.

4.10	Compliance. Neither KTM nor any of its Subsidiaries are

(i)	in violation of its articles of association or any applicable laws; or

(ii)	subject to any order, decree or judgment of any court or governmental authority.

KTM and its Subsidiaries have all licenses and permits required for carrying on their respective business as carried on at the Signing Date and the Closing Date; all such licenses and permits (the “Licenses”) are listed in Exhibit 4.10 (Licenses); KTM and all of its Subsidiaries are in due compliance with all such licenses and permits in all material respects. KTM and its Subsidiaries are in material compliance with each legal requirement that is or was applicable to it, its products and their use or the conduct or operation of its business, including, without limitation, legal requirements relating to noise and other emission standards.

4.11	Litigation. Except as set out in Exhibit 4.11 (Litigation), as of the date of this Agreement, there is no suit, action, proceeding, investigation, claim or order pending or, to the Seller’s Best Knowledge threatened against KTM or any of its Subsidiaries before any court or governmental authority. There is no suit, action, proceeding, investigation, claim or order pending or, to the Seller’s Best Knowledge threatened against KTM or any of its Subsidiaries before any court or governmental authority that, if determined adversely to KTM or its Subsidiaries, could be reasonably be expected, indidually or in the aggregate to have a MAE I.

The information contained in Exhibit 4.11 (Litigation) with respect to parties, nature of dispute, disputed amounts, status of proceedings, evaluation of risk is complete and correct in all material respects and the amount of reserves is sufficient with regard to such risk-evaluation.

4.12	Contracts. Exhibit 4.12(i) (Material Contracts) lists all Material Contracts – concluded both in writing and orally – to which KTM or any of its Subsidiaries is a party, all of which are valid, legally binding and enforceable in accordance with their terms, and with respect to which no ordinary or extraordinary termination notice has been delivered. All Material Contracts which give a right to the counter-party or any third party upon the sale-purchase transactions contemplated herein to accelerate, terminate, modify or cancel, or which require any notice,

EXECUTION VERSION
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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

waiver or consent are listed in Exhibit 4.12(ii) (Material Contracts – Change in Control). Except as listed in Exhibit 4.12(iii) (Shareholder Agreements), neither KTM nor any of its Subsidiaries are party to a shareholder agreement or any similar arrangement regarding the exercise of shareholder rights, nor to the Seller’s Best Knowledge is any third party a party to such an arrangement.

4.13	Assets. All Material Assets of KTM and its Subsidiaries are listed in Exhibit 4.13(i) (Material Assets) and are existing and owned by KTM or such respective Subsidiary, and are free and clear of any Encumbrances. Exhibit 4.13(ii) (Real Property) contains a complete and accurate list of all real property and rights with regard to the real property of KTM and its Subsidiaries, and there are no Encumbrances with respect thereto other than those set out in Exhibit 4.13(iii) (Encumbrances on Real Property).

4.14	Environmental Matters. KTM and its Subsidiaries are in material compliance with the applicable Environmental Regulations. None of KTM’s or any of its Subsidiaries past or current activities or operations nor any of their respective ownership or use of any real property, has obligated or obligates KTM or any of its Subsidiaries to investigate, clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contamination or contaminated surface water, groundwater, soil or any natural resources associated therewith, in a way which would have in the aggregate a MAE I. No real estate owned or used by KTM or any of its Subsidiaries contains any hazardous substances (including, without limitation, asbestos) which would constitute a violation of any applicable Environmental Regulation, which would have in the aggregate a MAE I and no such real property has been used by KTM or any of its Subsidiaries for the generation, treatment, storage, handling or disposal of any such substance in violation of any Environmental Regulations. No written notice has been served on KTM or any of its Subsidiaries from any person or governmental authority regarding any existing, pending or any threatened investigation or enquiry related to alleged violations under any applicable Environmental Regulations or regarding any claims for removal or remedial obligations or action under any Environmental Regulations.

4.15	Labor Law Matters. Exhibit 4.15(i) (Employees) contains a complete and correct list of all employees (including employee-like subcontractor agreements) with an annual remuneration (including salaries, bonuses, options and fringe benefits) in excess of EUR 50,000 (Euro fifty thousand) of KTM and its Subsidiaries including relevant information on material terms of employment, salaries, bonuses, options and fringe benefits to which the employees of KTM and its Subsidiaries are entitled or have received. All wages and salaries and other remuneration to which the employees are entitled have been paid in full as and when they were due. Complete and correct copies of all individual employment agreements concerning KTM and its Subsidiaries, each in their current version, for (i) any managing director

EXECUTION VERSION
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Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

(Geschäftsführer) or similar executive, and (ii) any employee whose annual compensation exceeds EUR 50,000 (Euro fifty thousand) have been provided to PA, and such agreements are listed in Exhibit 4.15(ii) (Material Employment Agreements); all wages and salaries and other remuneration to which the employees are entitled have been paid in full as and when they were due; no present member of the management board of KTM or any of its Subsidiaries and no senior employees directly reporting to the management board or the managing directors, as the case may be, has given or received notice terminating his employment. Exhibit 4.15(iii) (Collective Bargaining Agreements, Shop Agreements, Pension Schemes) also sets out a complete and correct list of all existing collective bargaining agreements, shop agreements (Betriebsvereinbarungen) and all pension schemes valid and in force at KTM and/or its Subsidiaries.

4.16	Intellectual Property. Exhibit 4.16 (Intellectual Property) contains a complete and correct list of all Intellectual Property which is owned or which KTM or its Subsidiaries are entitled to use, respectively, in the countries and for the time periods set forth in Exhibit 4.16 (Intellectual Property); the Intellectual Property is (i) owned by KTM or the relevant Subsidiary free and clear of any Encumbrances or (ii) used under valid license agreements.

All Intellectual Property has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned. Any renewal, application and other official registry fees and measures required for the maintenance, protection and enforcement of the Intellectual Property have been paid and taken.

Neither KTM, nor any of its Subsidiaries, has infringed or violated or currently infringes or violates in its respective business operations any Intellectual Property Right of any third party. Neither KTM nor any of its Subsidiaries have received notice from any third party regarding any such actual or potential violation or infringement by KTM or any of its Subsidiaries, of any intellectual property of such third party. No third party has infringed or violated or currently infringes or violates any Intellectual Property Rights owned or used by KTM or any of its Subsidiaries.

4.17	Trading Relationships. Exhibit 4.17 (Customers and Suppliers) contains a complete and accurate list of (i) the 25 largest customers by annual revenues, (ii) the 25 largest dealers by annual revenues, (iii) all distributors the annual revenues of which generated with KTM and its Subsidiaries during the most recent fiscal year preceding the Signing Date exceed EUR [•] (Euro [•]), and (iv) all suppliers where the purchase volume of KTM and its Subsidiaries by annual invoiced amounts during the most recent fiscal year preceding the Signing Date exceed EUR [•] (Euro [•]), indicating in each case their approximate business volume for the fiscal year preceding the Signing Date. During the twelve (12) months preceding the date of this Agreement no such listed customer, distributor, dealer or supplier

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

has ceased to deal with KTM or any of its Subsidiaries, respectively, or has indicated an intention to cease to deal with KTM or any of its Subsidiaries either in whole or in part, and, to the Seller’s Best Knowledge, no such person is likely to cease to deal or deal on a smaller scale (whether as a result of the acquisition of the CI Shares by PA or other performance of the terms of this Agreement or for any other reason).

4.18	Insurance. Exhibit 4.18 (Insurance) lists all insurance policies of KTM and its Subsidiaries which are in place. Each of KTM and its Subsidiaries have paid all the premiums of their insurance policies when due and no insurer has ever notified them that an insurance policy was repudiated.

4.19	Product Liability. Exhibit 4.19 (Product Liability) lists all product liability claims, and other claims based on products being defective or service being deficient that have been filed against KTM or any of its Subsidiaries during the last three years. Except as set forth in Exhibit 4.19 (Product Liability), during the last three years, neither KTM nor any of its Subsidiaries have launched a recall of any of its products or have issued any post-sale warnings with respect to any of its products, nor have KTM or any of its Subsidiaries been subject to an order by any authority to launch such a product recall.

4.20	Transactions with Connected Persons. Except as listed in Exhibit 4.20 (Related-Party Transactions), neither KTM nor any of its Subsidiaries have entered into any agreements with Connected Persons which are not yet fulfilled by all parties thereto, and there is no indebtedness or other liability (actual or contingent) owing by KTM or any of its Subsidiaries to any Connected Persons or owing to KTM or any of its Subsidiaries by any Connected Persons.

4.21	Subsidiaries. Exhibit 4.21 (Subsidiaries) lists all Subsidiaries of KTM which, unless otherwise listed, are all held free and clear of any Encumbrances, and neither KTM nor any of its Subsidiaries legally or beneficially holds any participation interest in any other entity and there are no commitments to acquire such participation interests or invest in any other entity. The Subsidiaries of KTM do not perform and have not performed since their foundation any business activities other than holding participations in Subsidiaries of KTM, unless stated otherwise in Exhibit 4.21 (Subsidiaries).

4.22	Finance. Exhibit 4.22 (Finance) contains a complete and correct list of all indebtedness outstanding or available to KTM and its Subsidiaries and all Encumbrances directly arising therefrom. Neither the Seller nor KTM or its Subsidiaries have done anything whereby the continuance of any such indebtedness or Encumbrance might be affected or prejudiced.

4.23	Disclosure of Information. Unless explicitly provided otherwise herein, disclosures made by or on behalf of CI or knowledge otherwise obtained by PA or

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

any of its Affiliates shall not in any way restrict the scope or the enforcement of any of the representations and warranties set out in this Clause 4.

5	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to CI that the following statements contained in this Clause 5. (Representations and Warranties of the Buyer) (the “Buyer’s Representations”) are true and accurate as at the Signing Date:

5.1	Organization. The Buyer is a limited liability company (Gesellschaft mit beschränkter Haftung), duly organized and validly existing under the laws of Austria.

5.2	Authorization of Transaction. The Buyer has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Buyer, enforceable in accordance with its terms and conditions. Subject to the Approvals having been obtained, the Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

5.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals having been obtained, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

5.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party which might have a MAE I.

5.5	PII Due Incorporation. PII is a corporation, duly organized and validly existing under the laws of Minnesota. The current articles of incorporation of PII as amended attached hereto as Exhibit 5.5 (PII Articles of Association), are in full force and effect and complete in all respects.

5.6	Authorization of Transaction. PII has full corporate power and authority to make the PII shares available to Buyer to perform its obligations hereunder (the “PII Share Issuance”) and need not give any notice to, make any filing with, or obtain

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

any authorization, consent, or approval of any government or governmental agency in order to complete the PII Share Issuance.

5.7	Non-contravention. The PII Share Issuance will not, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which PII is subject or any provision of its articles of incorporation or bylaws.

5.8	Change of Control Approvals. The PII Share Issuance will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PII is a party.

5.9	PII Shares. When delivered by Buyer in accordance with the terms of this Agreement, the PII Shares will be validly issued, fully paid and non-assessable and free of any security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands created by PII, Buyer or any of their Affiliates.

6	PRE-CLOSING COVENANTS; ACKNOWLEDGEMENTS

6.1	Information. Between the Signing Date and the Closing Date, the Seller shall provide to the Buyer all information reasonably requested by the Buyer in respect of the CI Shares, KTM and its Subsidiaries and their respective business. Further, the Seller shall inform the Buyer promptly once the Seller becomes aware that the Seller is in breach or are likely to be in breach of any of the Seller’s Representations. Conversely, the Buyer shall inform the Seller promptly once he becomes aware that he is in breach or is likely to be in breach of any of the Buyer’s Representations.

6.2	Conduct of Business. Between the Signing Date and the Closing Date, the Seller shall procure that KTM and its Subsidiaries conduct their business in the ordinary course consistent with prudent and past business practice.

6.3	No Material Changes. Without limiting the generality of Clause 6.2 (Conduct of Business), between the Signing Date and the Closing Date, except as (i) expressly contemplated herein, or (ii) disclosed in Exhibit 6.3 (Material Changes), or (iii) with the prior written approval of the Buyer, the Seller shall not and shall cause KTM and its Subsidiaries not to:

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

6.3.1	amend its articles of association;

6.3.2	increase or decrease the registered share capital of KTM or declare, pay or make any dividends or distributions on any share capital of KTM;

6.3.3	change the rights attached to the CI Shares;

6.3.4	grant any rights, options or commitments in respect of the CI Shares;

6.3.5	merge or consolidate KTM into any other entity or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of;

6.3.6	take any action which would cause the Seller’s Representations to become inaccurate in any material respect;

6.3.7	dispose of any asset or right necessary for the conduct of the business of KTM or any of its Subsidiaries or terminate any License or allow any Subsidiary to take any such action;

6.3.8	change its accounting policies, methods or principles compared to those used to draw up the Financial Statements;

6.3.9	appoint, employ or dismiss or change the remuneration or other employment conditions of any managing director or key employee or allow any Subsidiary of KTM to take such action;

6.3.10	extend any payment terms for customers or shorten the payment terms for KTM or any of its Subsidiaries other than in the ordinary course consistent with prudent and past business practice;

6.3.11	initiate or settle any litigation unless necessary to avoid any imminent danger to KTM or its Subsidiaries;

6.3.12	make capital expenditures in the aggregate in excess of EUR 10,000,000 (Euro ten million);

6.3.13	make any loans or advances to key employees or managing directors;

6.3.14	mortgage, pledge, encumber, create a security interest in, or permit KTM or any company which controls, is controlled by or under common control of KTM to mortgage, pledge, encumber or create a security interest in, all or substantially all of the assets of KTM or such company; or

6.3.15	agree to do any of the foregoing.

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

6.4	Acknowledgements of the Seller.

6.4.1	Restricted Securities. The Seller acknowledges that the shares of PII Common Stock to be delivered by the Buyer as Stock Consideration are “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), only in certain limited circumstances. In this connection, the Seller represents that (i) it understands that the PII Common Stock being delivered by Buyer hereunder are not being and will not be registered under the Securities Act, (ii) that such PII Common Stock may not be sold, offered for sale, pledged or hypothecated unless such sale, offer, pledge or hypothecation is registered under the Securities Act or an exemption from such registration is available, (iii) that it understands that the Buyer has not granted any registration rights to Seller or any other person or entity with respect to the PII Common Stock delivered as Stock Consideration hereunder and does not have any obligation to file a registration statement under the Securities Act covering the registration of all or a portion of the PII Common Stock delivered as Stock Consideration hereunder and (iv) that it is acquiring such PII Common Stock solely for its own account and not with a view to any distribution thereof, subject, nevertheless, to the understanding that the disposition of Seller’s property shall generally at all times be and remain within its control. Notwithstanding the availability of any exemption under the Securities Act, the Seller hereby agrees that (x) to the Seller shall hold the shares of PII Common Stock delivered by the Buyer hereunder for a period of not less than twelve (12) months following the Closing Date, and (y) that during the period between the first and the third anniversary of the Closing Date the Seller shall sell or otherwise dispose of shares of PII Common Stock only in accordance with a trading plan which complies with the requirements of Rule 10b5-1 of the United States Securities Exchange Act of 1934 as amended.

6.4.2	Legends. The Seller understands that the certificates evidencing the Stock Consideration may bear the following legend:

“These securities have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Securities Act or an opinion of counsel reasonably satisfactory to the issuer to the effect that such registration is not required or unless sold, offered, pledged or hypothecated pursuant to an exemption to such Securities Act or except as otherwise provided in the Share Purchase Agreement dated [•], 2005.”

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

6.5	Acknowledgements of the Buyer. The Buyer acknowledges that the Acquisition will trigger an obligation of the Buyer to make an offer (Pflichtangebot) to all shareholders in KTM in accordance with the regulation of Sections 22 seq of the Austrian Takeover Act (Übernahmegesetz).

7	LIABILITY OF THE PARTIES

7.1.1	No Further Representations. The Parties acknowledge and agree that the representations and warranties expressly set forth in Clause 4 (Representations and Warranties of the Seller) and Clause 5 (Representations and Warranties of the Buyer) are the only representations, warranties and assurances of any kind given by or on behalf of the Seller and the Buyer in respect of the Acquisition, respectively.

7.2	No Set-off. The Buyer hereby waives any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect to any claim of the Buyer in connection with a breach of this agreement or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

7.3	Liability of Seller, Rescission. If any of the Seller’s Representations set forth in Clause 4.2 (Authorization of Transaction) through 4.5 (Legal Ownership of the CI Shares) is breached or untrue or misleading, the Seller shall put the Buyer or KTM in the same position it would be in if the statement or representation had been correct and complete, by either, at Buyer’s election, providing for such position in kind (Naturalrestitution), or paying to Buyer or KTM an amount necessary to fully indemnify the Buyer and/or KTM pursuant to Clause 7.1. In the event of a breach of the Seller’s Representations set forth in Clause 4.2 (Authorization of Transaction) and/or 4.5 (Legal Ownership of the CI Shares), the Buyer shall have the right but not the obligation, by notice in writing to the Seller, to rescind this Agreement in its entirety.

7.4	Survival of Representations and Warranties. All claims against the Seller on the grounds of Clause 4.2 (Authorization of Transaction) and/or 4.5 (Legal Ownership of the CI Shares) may be made against the Seller for an unlimited period of time. All other claims against the Seller for a breach of any of the representation and warranties set out in Clause 4 (Representations and Warranties of the Seller) shall be time barred, unless (i) they are asserted by institution of arbitration proceedings upon Closing Date or (ii) the Buyer claims upon Closing Date that the condition pursuant to Clause 2.3.2 is not fulfilled.

8	ARBITRATION, GOVERNING LAW

8.1	Arbitration. Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by the Parties shall be exclusively and finally settled

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 8.1 shall not in any way restrict the Parties’ right to have disputes settled by arbitration in accordance with this Clause 8.1.

8.2	Cost of Dispute. In the event of a dispute pursuant to Clause 8.1 (Arbitration) arising from or relating to this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such Party’s rights and in enforcing such Party’s rights under this Agreement.

9	MISCELLANEOUS

9.1	Relationship of the Parties. This Agreement shall not create a partnership or joint venture between the Parties.

9.2	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective universal legal successors.

9.3	Entire Agreement. Except for the Call Option Agreement, the Escrow Agreement, this Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties and/or third Parties, written or oral, to the extent they are related in any way to the Acquisition.

9.4	Notices. All agreements, instructions, notices, requests, demands, claims, approvals, consents, determinations and other communications (the “Communications”) hereunder shall be made in writing. Any Communications hereunder shall be deemed duly delivered if sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) expedited courier and in each case addressed to the intended recipient as set forth below:

if to the Buyer:

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

Polaris Beteiligungsverwaltungs GmbH
c/o Polaris Industries Inc.
Mike Malone
2100 Highway 55,
Medina, MN 55340, US

with a copy to:
Mary McConnell
Polaris Industries Inc.
2100 Highway 55,
Medina, MN 55340, US and

and:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402, US

and:
Peter Huber
CMS Reich-Rohrwig Hainz, Rechtsanwälte
Ebendorferstraße 3
A – 1010 Vienna
Austria

if to the Seller:
Cross Industries AG
Bauernstraße 9
A-4600 Wels
Austria
Att. Rudolf Knünz

with a copy to:
Stefan Weber
Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH
Rathausplatz 4
A-1010 Vienna
Austria

In addition, the Parties shall send by electronic mail a copy of all Communications to the respective recipients set out above. Any Party may change the address to

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

which Communications hereunder are to be delivered to it by giving the other Party notice in the manner set out herein.

9.5	Governing Law. This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

9.6	Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.

9.7	Waivers. Except as expressly provided for in this Agreement, no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to a Party upon any breach by the other Party of any of its representations, warranties or covenants arising under this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No waiver by any Party of any right, default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior, contemporaneous or subsequent right, default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any other such occurrence. Any such waiver shall be deemed effective only if contained in writing and signed by the Party charged with such waiver. The failure by a Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto shall not constitute a waiver of its rights in the event of any other occurrence giving rise to such right.

9.8	Severability and Blue-Penciling. Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of the Parties.

9.9	Taxes and Levies. Subject to Clause 9.10 ( Stamp Taxes and Duties) , each Party will bear and pay all personal taxes and levies which may be imposed upon it by any government or competent authority relating to the transactions contemplated by this Agreement.

9.10	Stamp Taxes and Duties. The Buyer shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

respect thereto (the “Duties”), that may be imposed by any government or competent authority under or in connection with this Agreement.

9.11	Integration and Construction. The preamble of this Agreement is an integral part of this Agreement. Headings and Clauses are for the purpose of organization only and shall not be used to interpret this Agreement. The exhibits, annexes, and schedules identified in this Agreement are incorporated herein by reference and made a part hereof and defined terms of this Agreement have the same meaning if used in such exhibits, annexes, and schedules. Any obligation hereunder that falls on a day that is not a Business Day shall be postponed to the next Business Day. Reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.12	Confidentiality.

9.12.1	Each Party undertakes for itself and guarantees within the meaning of Section 880a second sentence ABGB the fulfillment of this obligation by its Affiliates, to keep confidential any information relating to this Agreement including its exhibits and to prevent the passing on of this confidential information to third parties (“Confidential Information”) for a period of three (3) years after the Signing Date.

9.12.2	The Parties shall procure to give access to Confidential Information only to such persons who are either bound by professional duty of confidentiality or who require knowledge of the information as employees, officers or directors of the respective Party, one of their Affiliates for the orderly conduct of business of the Party concerned. The Parties shall also require such persons to keep Confidential Information secret, according to this Clause 9.12 (Confidentiality).

9.12.3	For the purpose of this Clause 9.12 (Confidentiality) the following information shall not be considered to be Confidential Information: (i) information already in the public domain, (ii) information disclosed through no fault of the disclosing Party, (iii) information which became known independently of a disclosure, and (iv) information whose disclosure has been mutually agreed between the Parties on a case-by-case basis in writing. Nothing herein shall be construed as preventing a Party from disclosing Confidential Information where it is under a mandatory duty, under applicable law, regulation, listing rules of any applicable securities exchange or applicable securities regulatory body, court or administrative decision to make such disclosure.

9.12.4	No announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any Party without the prior written approval of the other Parties, such approval

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

not to be unreasonably withheld or delayed. Notwithstanding the foregoing, it is the intention of the Parties that, to the extent reasonably practicable, all announcements or public statements concerning this Agreement shall be made on a joint basis. The Parties shall agree upon a timetable for public disclosure purposes and co-operate on the content of such disclosure. This Clause 9.12 (Confidentiality) shall not apply to any announcement, public statement or circular by any Party required by law, a securities exchange or a regulatory, administrative or governmental body to which such Party is subject, including the rules of a stock exchange, in which case the Party concerned shall inform the other Party and shall make all reasonable attempts to agree the contents of such announcement or statement with the other Party before making the announcement or statement.

9.13	Further Assurance and Co-operation. Each Party shall promptly and in good faith do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as the other Party may reasonably request in order to carry out the intentions and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

9.14	Fees. Each Party shall bear the fees and expenses of its own advisers.

9.15	Language. This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

9.16	Counterparts. This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be signed in two (2) originals.

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

Exhibits:

2.1.5	Authorizations

2.3.8	Non-Compete Undertakings

3.3	Closing Memorandum

4.7	Liabilities

4.9	Tax

4.10	Licenses

4.11	Litigation

4.12(i)	Material Contracts

4.12(ii)	Material Contracts – Change in Control

4.12(iii)	Shareholder Agreements

4.13(i)	Material Assets

4.13(ii)	Real Property

4.13(iii)	Encumbrances on Real Property

4.15(i)	Employees

4.15(ii)	Material Employment Agreements

4.15(iii)	Collective Bargaining Agreements, Shop Agreements, Pensions Schemes

4.16	Intellectual Property

4.17	Customers and Suppliers

4.18	Insurance

4.19	Product Liability

4.20	Related Party Transactions

4.21	Subsidiaries

4.22	Finance

5.5	PII Articles of Association

6.3	Material Changes

EXECUTION VERSION
18 July 2005
Exhibit 1.28 to COA
FORM OF CI SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS LEGALLY BINDING AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

SIGNATORIES

Polaris Beteiligungsverwaltungs GmbH

Cross Industries AG

Execution Version
18 July 2005
Exhibit 2.3.8(a) to CI SPA

NON-COMPETE AGREEMENT

entered into on this [19] July 2005 by

Cross Industries AG, a joint stock company duly established and validly existing under Austrian law, registered with the Company Register of Austria under registration number FN 261823i, having its registered office at Bauernstraße 9, A-4600 Wels, Austria (“CI”)

and

Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the Company Register of Austria under registration number FN 264931f, having its registered office at Ebendorferstrasse 3, A-1010 Vienna, Austria (“PA”).

WHEREAS

(1)	PA has the right to acquire at least 3,160,000 shares (the “CI Shares”) in Cross Holding AG, registered with the Company Register of Austria under registration number FN 107673v (“KTM”), from CI on the basis of the call option agreement dated as of the signing date hereof (the “Call Option Agreement”). The shareholders of CI are Pierer GmbH, registered with the Company Register of Austria under registration number FN 134766k, and Knünz GmbH registered with the Company Register of Austria under registration number FN 72711d, each holding a participation representing 50% of the share capital and the voting rights of CI.

(2)	DI Stefan Pierer, born on 25 November 1956, Roithenstraße 89, A-4600 Wels, Austria, is member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and a member of the management board of KTM-Sportmotorcycle AG and holds a quota in Pierer GmbH representing 100% of the share capital and the voting rights of Pierer GmbH.

(3)	Dr. Rudolf Knünz, born on 8 July 1951, Pfarrgasse 7, A-6850 Dornbirn, Austria, is member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and member of the management board of KTM-Sportmotorcycle AG and holds a quota in Knünz GmbH representing 100% of the share capital and the voting rights of Knünz GmbH.

(4)	Defined terms used in that agreement shall have the same meaning as in the Call Option Agreement unless explicitly stated otherwise hereinafter.

NOW THEREFORE CI and PA agree as follows:

Execution Version
18 July 2005
Exhibit 2.3.8(a) to CI SPA

1. Acknowledgements

CI acknowledges that

(i)	the nature and period of the restrictions imposed by the Covenants (as defined in Clause 2.) are fair, reasonable and necessary to protect PA from the material adverse consequences that it would suffer if any of CI, Stefan Pierer or Rudolf Knünz were to breach any Covenant; and

(ii)	PA would sustain great and irreparable loss and damage if any of CI, Stefan Pierer and Rudolf Knünz were in any manner to breach any Covenant.

2. Covenants

Having acknowledged the foregoing, CI for the benefit of PA covenants for a period starting with the signing date of the share purchase agreement in respect of the CI Shares (the “SPA”) and ending at the later of (i) the fifth anniversary of the closing of the SPA, or (ii) the first anniversary of the termination date of the secondment agreement entered into between DI Stefan Pierer, Pierer GmbH and KTM Group GmbH dated 21 July 2004, or (iii) the first anniversary of the termination date of the secondment agreement entered into between Dr Rudolf Knünz, Knünz GmbH and KTM Group GmbH dated 21 July 2004, (the “Protected Period”), that CI shall not, and shall procure that Stefan Pierer and Rudolf Knünz shall not on his/their own behalf or on behalf of or together with any third party in any capacity whatsoever, for any purpose directly or acting through any third party do any of the following, wherever and affecting whichever geographical market (the “Covenants”):

(i)	engage in any business activities in any business area where KTM’s or any of its Affiliates (“KTM-Group”) has been active at any time in the period starting with the signing date of the Call Option Agreement, and ending on the closing date of the SPA, including but not limited to the design, manufacturing, production and marketing of motorcycles and engines;

(ii)	engage in any business activities in any business area where Polaris Industries Inc., or any of its Affiliates is active on the signing date of the Call Option Agreement, including but not limited to the design, manufacturing, production and marketing of motorcycles, all-terrain vehicles, snowmobiles, quadricycles, utility vehicles and related service parts, vehicle accessories and clothing products;

(iii)	solicit or assist in the soliciting of any managers of any KTM-Group company; or

(iv)	solicit or assist in the soliciting of board members or managing directors of any KTM-Group company; or

(v)	adversely interfere in any business relationships with suppliers, distributors and/or dealers of any KTM-Group company or Polaris Industries Inc. or any of its Affiliates; or

(vi)	acquire or hold, directly or indirectly, participations in companies, partnerships or other entities active or intending to be active in the areas of business set out in Clause 2 (i) through and (v) above except for participations which (x) do represent less than 10% of

Execution Version
18 July 2005
Exhibit 2.3.8(a) to CI SPA

the share capital and the voting rates of the respective company, (y) are held for financial purposes, and (z) are represented in shares publicly traded at a stock exchange; nothing herein shall hinder CI to acquire or hold PII Shares.

In this non-compete agreement (the “Agreement”) “Affiliate” shall mean with respect to any company any entity directly or indirectly controlling such entity, controlled by such company or under joint control with such company, “control” means legal or beneficial ownership of more than 50% of the equity or the voting power in respect of such company or the rights to appoint the majority of the members or the board of directors and “controlling” and “controlled” have correlative meanings.

3. Indemnification

CI acknowledges that a breach of any Director’s Covenant will result in irreparable injury to PA, and that PA’s remedy for such a breach will be inadequate. Accordingly, CI agrees

(i)	that PA, in addition to all other remedies, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or by CI of any Covenant;

(ii)	to indemnify PA against all losses due to or in connection with any breach of any Covenant;

(iii)	that PA shall be entitled to liquidated damages (Vertragsstrafe) in the amount of EUR 1,000,000 (Euro one million) for any breach of any of the Covenants set out in Clause 2. in each case for each month in which the breach persists, however, limited to and not exceeding a total of EUR 9,000,000 (Euro nine million), without having to produce evidence of actual damage (“Liquidated Damages”). Nothing in this Clause 3. (iii) shall limit the scope of Clauses 3. (i) and (ii) or exclude PA from asserting claims exceeding the Liquidated Damages.

4. Arbitration

4.1	Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by CI and PA shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 8.1 shall not in any way restrict the right to have disputes settled by arbitration in accordance with this Clause 4.1.

Execution Version
18 July 2005
Exhibit 2.3.8(a) to CI SPA

4.2	In the event of a dispute pursuant to Clause 4.1 arising from or relating to this Agreement or the breach hereof, the party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such party’s rights and in enforcing such party’s rights under this Agreement.

5. Miscellaneous

5.1	This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

5.2	No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by CI and PA.

5.3	Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of CI and PA.

Cross Industries AG

________________________________

Polaris Beteiligungsverwaltungs GmbH

________________________________

Execution Version
18 July 2005
Exhibit 2.3.8(b) to CI SPA

NON-COMPETE AGREEMENT

entered into on this [19] July 2005 by

DI Stefan Pierer, born on 25 November 1956, Roithenstraße 89, A-4600 Wels, Austria;

and

Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the Company Register of Austria under registration number FN 264931f, having its registered office at Ebendorferstrasse 3, A-1010 Vienna, Austria (“PA”).

WHEREAS

(1)	PA has the right to acquire at least 3,160,000 shares (the “CI Shares”) in Cross Holding AG, registered with the Company Register of Austria under registration number FN 107673v (“KTM”), from Cross Industries AG, registered with the Company Register of Austria under registration number FN 261823i (“CI”) on the basis of the call option agreement as of the signing date hereof (the “Call Option Agreement”). The shareholders of CI are Pierer GmbH, registered with the Company Register of Austria under registration number FN 134766k, and Knünz GmbH registered with the Company Register of Austria under registration number FN 72711d, each holding a participation representing 50% of the share capital and the voting rights of CI.

(2)	DI Stefan Pierer, born on 25 November 1956, Roithenstraße 89, A-4600 Wels, Austria, is a member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and a member of the management board of KTM-Sportmotorcycle AG and holds a quota in Pierer GmbH representing 100% of the share capital and the voting rights of Pierer GmbH.

(3)	Dr. Rudolf Knünz, born on 8 July 1951, Pfarrgasse 7, A-6850 Dornbirn, Austria, is a member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and member of the management board of KTM-Sportmotorcycle AG and holds a quota in Knünz GmbH representing 100% of the share capital and the voting rights of Knünz GmbH.

(4)	Defined terms used in that agreement shall have the same meaning as in the Call Option Agreement unless explicitly stated otherwise hereinafter.

NOW THEREFORE Stefan Pierer and PA agree as follows:

Execution Version
18 July 2005
Exhibit 2.3.8(b) to CI SPA

1. Acknowledgements

Stefan Pierer acknowledges that

(i)	the nature and period of the restrictions imposed by the Covenants (as defined in Clause 2.) are fair, reasonable and necessary to protect PA from the material adverse consequences that it would suffer if any of CI, Stefan Pierer or Rudolf Knünz were to breach any Covenant; and

(ii)	PA would sustain great and irreparable loss and damage if any of CI, Stefan Pierer and Rudolf Knünz were in any manner to breach any Covenant.

2. Covenants

Having acknowledged the foregoing, Stefan Pierer for the benefit of PA covenants for a period starting with the signing date of the share purchase agreement in respect of the CI Shares (the “SPA”) and ending at the later of (i) the fifth anniversary of the closing of the SPA, or (ii) the first anniversary of the termination date of the secondment agreement entered into between DI Stefan Pierer, Pierer GmbH and KTM Group GmbH dated 21 July 2004, or (iii) the first anniversary of the termination date of the secondment agreement entered into between Dr Rudolf Knünz, Knünz GmbH and KTM Group GmbH dated 21 July 2004, (the “Protected Period”), that Stefan Pierer shall not, and shall procure that CI and Rudolf Knünz shall not on his/their own behalf or on behalf of or together with any third party in any capacity whatsoever, for any purpose directly or acting through any third party do any of the following, wherever and affecting whichever geographical market (the “Covenants”):

(i)	engage in any business activities in any business area where KTM’s or any of its Affiliates (“KTM-Group”) has been active at any time in the period starting with the signing date of the Call Option Agreement, and ending on the closing date of the SPA, including but not limited to the design, manufacturing, production and marketing of motorcycles and engines;

(ii)	engage in any business activities in any business area where Polaris Industries Inc., or any of its Affiliates is active on the signing date of the Call Option Agreement, including but not limited to the design, manufacturing, production and marketing of motorcycles, all-terrain vehicles, snowmobiles, quadricycles, utility vehicles and related service parts, vehicle accessories and clothing products;

(iii) solicit or assist in the soliciting of any managers of any KTM-Group company; or

(iv)	solicit or assist in the soliciting of board members or managing directors of any KTM-Group company; or

(v)	adversely interfere in any business relationships with suppliers, distributors and/or dealers of any KTM-Group company or Polaris Industries Inc. or any of its Affiliates; or

(vi)	acquire or hold, directly or indirectly, participations in companies, partnerships or other entities active or intending to be active in the areas of business set out in Clause 2 (i) through and (v) above except for participations which (x) do represent less than 10% of

Execution Version
18 July 2005
Exhibit 2.3.8(b) to CI SPA

the share capital and the voting rates of the respective company, (y) are held for financial purposes, and (z) are represented in shares publicly traded at a stock exchange; nothing herein shall hinder Stefan Pierer to acquire or hold PII Shares.

In this non-compete agreement (the “Agreement”) “Affiliate” shall mean with respect to any company any entity directly or indirectly controlling such entity, controlled by such company or under joint control with such company, “control” means legal or beneficial ownership of more than 50% of the equity or the voting power in respect of such company or the rights to appoint the majority of the members or the board of directors and “controlling” and “controlled” have correlative meanings.

3. Indemnification

Stefan Pierer acknowledges that a breach of any Director’s Covenant will result in irreparable injury to PA, and that PA’s remedy for such a breach will be inadequate. Accordingly, Stefan Pierer agrees

(i)	that PA, in addition to all other remedies, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or by Stefan Pierer of any Covenant;

(ii) to indemnify PA against all losses due to or in connection with any breach of any Covenant;

(iii)	that PA shall be entitled to liquidated damages (Vertragsstrafe) in the amount of EUR 1,000,000 (Euro one million) for any breach of any of the Covenants set out in Clause 2. in each case for each month in which the breach persists, however, limited to and not exceeding a total of EUR 9,000,000 (Euro nine million), without having to produce evidence of actual damage (“Liquidated Damages”). Nothing in this Clause 3. (iii) shall limit the scope of Clauses 3. (i) and (ii) or exclude PA from asserting claims exceeding the Liquidated Damages.

4. Arbitration

4.1	Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by Stefan Pierer and PA shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 8.1 shall not in any way restrict the right to have disputes settled by

Execution Version
18 July 2005
Exhibit 2.3.8(b) to CI SPA

arbitration in accordance with this Clause 4.1.

4.2	In the event of a dispute pursuant to Clause 4.1 arising from or relating to this Agreement or the breach hereof, the party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such party’s rights and in enforcing such party’s rights under this Agreement.

5. Miscellaneous

5.1	This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

5.2	No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Stefan Pierer and PA.

5.3	Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of Stefan Pierer and PA.

DI Stefan Pierer

________________________________

Polaris Beteiligungsverwaltungs GmbH

________________________________

Execution Version
18 July 2005
Exhibit 2.3.8(c) to CI SPA

NON-COMPETE AGREEMENT

entered into on this [19] July 2005 by

Dr. Rudolf Knünz, born on 8 July 1951, Pfarrgasse 7,A-6850 Dornbirn, Austria;

and

Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the Company Register of Austria under registration number FN 264931f, having its registered office at Ebendorferstrasse 3, A-1010 Vienna, Austria (“PA”).

WHEREAS

(1)	PA has the right to acquire at least 3,160,000 shares (the “CI Shares”) in Cross Holding AG, registered with the Company Register of Austria under registration number FN 107673v (“KTM”), from Cross Industries AG, registered with the Company Register of Austria under registration number FN 261823i (“CI”) on the basis of the call option agreement as of the signing date hereof (the “Call Option Agreement”). The shareholders of CI are Pierer GmbH, registered with the Company Register of Austria under registration number FN 134766k, and Knünz GmbH registered with the Company Register of Austria under registration number FN 72711d, each holding a participation representing 50% of the share capital and the voting rights of CI.

(2)	DI Stefan Pierer, born on 25 November 1956, Roithenstraße 89, A-4600 Wels, Austria, is a member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and a member of the management board of KTM-Sportmotorcycle AG and holds a quota in Pierer GmbH representing 100% of the share capital and the voting rights of Pierer GmbH.

(3)	Dr. Rudolf Knünz, born on 8 July 1951, Pfarrgasse 7, A-6850 Dornbirn, Austria, is a member of the management board of KTM, managing director of CROSS Industrie Holding GmbH, managing director of KTM Group GmbH, and member of the management board of KTM-Sportmotorcycle AG and holds a quota in Knünz GmbH representing 100% of the share capital and the voting rights of Knünz GmbH.

(4)	Defined terms used in that agreement shall have the same meaning as in the Call Option Agreement unless explicitly stated otherwise hereinafter.

NOW THEREFORE Rudolf Knünz and PA agree as follows:

Execution Version
18 July 2005
Exhibit 2.3.8(c) to CI SPA

1. Acknowledgements

Rudolf Knünz acknowledges that

(i)	the nature and period of the restrictions imposed by the Covenants (as defined in Clause 2.) are fair, reasonable and necessary to protect PA from the material adverse consequences that it would suffer if any of CI, Stefan Pierer or Rudolf Knünz were to breach any Covenant; and

(ii)	PA would sustain great and irreparable loss and damage if any of CI, Stefan Pierer and Rudolf Knünz were in any manner to breach any Covenant.

2. Covenants

Having acknowledged the foregoing, Rudolf Knünz for the benefit of PA covenants for a period starting with the signing date of the share purchase agreement in respect of the CI Shares (the “SPA”) and ending at the later of (i) the fifth anniversary of the closing of the SPA, or (ii) the first anniversary of the termination date of the secondment agreement entered into between DI Stefan Pierer, Pierer GmbH and KTM Group GmbH dated 21 July 2004, or (iii) the first anniversary of the termination date of the secondment agreement entered into between Dr Rudolf Knünz, Knünz GmbH and KTM Group GmbH dated 21 July 2004, (the “Protected Period”), that Rudolf Knünz shall not, and shall procure that CI and Stefan Pierer shall not on his/their own behalf or on behalf of or together with any third party in any capacity whatsoever, for any purpose directly or acting through any third party do any of the following, wherever and affecting whichever geographical market (the “Covenants”):

(i)	engage in any business activities in any business area where KTM’s or any of its Affiliates (“KTM-Group”) has been active at any time in the period starting with the signing date of the Call Option Agreement, and ending on the closing date of the SPA, including but not limited to the design, manufacturing, production and marketing of motorcycles and engines;

(ii)	engage in any business activities in any business area where Polaris Industries Inc., or any of its Affiliates is active on the signing date of the Call Option Agreement, including but not limited to the design, manufacturing, production and marketing of motorcycles, all-terrain vehicles, snowmobiles, quadricycles, utility vehicles and related service parts, vehicle accessories and clothing products;

(iii)	solicit or assist in the soliciting of any managers of any KTM-Group company; or

(iv)	solicit or assist in the soliciting of board members or managing directors of any KTM-Group company; or

(v)	adversely interfere in any business relationships with suppliers, distributors and/or dealers of any KTM-Group company or Polaris Industries Inc. or any of its Affiliates; or

(vi)	acquire or hold, directly or indirectly, participations in companies, partnerships or other entities active or intending to be active in the areas of business set out in Clause 2 (i) through and (v) above except for participations which (x) do represent less than 10% of

Execution Version
18 July 2005
Exhibit 2.3.8(c) to CI SPA

the share capital and the voting rates of the respective company, (y) are held for financial purposes, and (z) are represented in shares publicly traded at a stock exchange; nothing herein shall hinder Rudolf Knünz to acquire or hold PII Shares.

In this non-compete agreement (the “Agreement”) “Affiliate” shall mean with respect to any company any entity directly or indirectly controlling such entity, controlled by such company or under joint control with such company, “control” means legal or beneficial ownership of more than 50% of the equity or the voting power in respect of such company or the rights to appoint the majority of the members or the board of directors and “controlling” and “controlled” have correlative meanings.

3. Indemnification

Rudolf Knünz acknowledges that a breach of any Director’s Covenant will result in irreparable injury to PA, and that PA’s remedy for such a breach will be inadequate. Accordingly, Rudolf Knünz agrees

(i)	that PA, in addition to all other remedies, shall be entitled to both preliminary and permanent injunctions to prevent and/or halt a breach or by Rudolf Knünz of any Covenant;

(ii)	to indemnify PA against all losses due to or in connection with any breach of any Covenant;

(iii)	that PA shall be entitled to liquidated damages (Vertragsstrafe) in the amount of EUR 1,000,000 (Euro one million) for any breach of any of the Covenants set out in Clause 2. in each case for each month in which the breach persists, however, limited to and not exceeding a total of EUR 9,000,000 (Euro nine million), without having to produce evidence of actual damage (“Liquidated Damages”). Nothing in this Clause 3. (iii) shall limit the scope of Clauses 3. (i) and (ii) or exclude PA from asserting claims exceeding the Liquidated Damages.

4. Arbitration

4.1	Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by Rudolf Knünz and PA shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 8.1 shall not in any way restrict the right to have disputes settled by

Execution Version
18 July 2005
Exhibit 2.3.8(c) to CI SPA

arbitration in accordance with this Clause 4.1.

4.2	In the event of a dispute pursuant to Clause 4.1 arising from or relating to this Agreement or the breach hereof, the party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such party’s rights and in enforcing such party’s rights under this Agreement.

5. Miscellaneous

5.1	This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

5.2	No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Rudolf Knünz and PA.

5.3	Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid, complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of Rudolf Knünz and PA.

Dr. Rudolf Knünz

________________________________

Polaris Beteiligungsverwaltungs GmbH

________________________________

Execution Version
18 July 2005
Exhibit 3.3 to SPA
FORM OF CLOSING MEMORANDUM

CLOSING MEMORANDUM

concerning the

SHARE PURCHASE AGREEMENT, dated [ •]

entered into between

Cross Industries AG

and

Polaris Beteiligungsverwaltungs GmbH

for the sale and purchase of [3,504,632 (three million five hundred thousand six hundred and thirty-two)] ordinary voting shares in KTM Power Sports AG, FN 107673v, Bauernstraße 9, A-4600 Wels, Austria (“KTM”), each share with a nominal value of EUR 1 (one Euro), in the aggregate representing [50.85]% ([fifty point eight five] percent) of the share capital of KTM.

This document renders proof of the following actions taken, declarations given, documents signed and signed original documents as well as copies of the signed original documents handed over on occasion of the Closing of the share purchase agreement (the “Share Purchase Agreement”) between Cross Industries AG, FN 261823i, Bauernstraße 9, A-4600 Wels, Austria (“CI” or the “Seller”) and Polaris Beteiligungsverwaltungs GmbH, FN 264931f (“PA” or the “Buyer”), effected in Vienna, Austria, on [19] July 2005.

For the avoidance of doubt, this document does not constitute a waiver of any of the Parties’ rights or parts thereof pursuant to the agreements and declarations referred to herein or attached hereto, unless specifically provided otherwise herein.

References to “Clauses” and “Exhibits” shall be deemed references to Clauses and Exhibits in this Memorandum unless explicitly stated otherwise. Capitalized terms used in this Memorandum shall have the meaning ascribed to them in the Share Purchase Agreement.

I. CONDITIONS TO CLOSING

A. Mutual Conditions (Clause 2.1)

The Parties record and acknowledge that:

1.	[a legally valid decision of the Austrian Competition Court dated [•] stating that the Acquisition will not be prohibited (Nichtsuntersagungsbestätigung) has been granted (Exhibit ./1)];

2.	[a legally valid decision of the German Federal Cartel Office dated [•] stating that the Acquisition will not be prohibited (Nichtsuntersagungsbestätigung) has been granted (Exhibit ../2)]

3.	all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act have expired or otherwise been terminated;

4.	all authorizations, consents, approvals of government or governmental agencies listed in Exhibit 2.1.3 of the Share Purchase Agreement (Authorizations) have been obtained;

5.	the Escrow Agreement has been validly executed on [•] (Schedule ./3); and

6.	[•].

B. Seller’s Conditions (Clause 2.2)

The Parties record and acknowledge that:

7.	the Buyer has delivered to the Seller a confirmation letter stating that the Buyer’s representations and warranties are true and correct in all material respects as of the Closing Date (Exhibit ./4);

8.	the Buyer has complied with, in all material respects, all obligations and covenants required by the Share Purchase Agreement to be performed or complied with by the Buyer on or prior to the Closing Date; and

9.	the Buyer transferred (i) the Cash Consideration to the Escrow Money Account and (ii) the Stock Consideration to the Escrow Share Account, in each case on the Business Day immediately preceding the Closing Date.

C. Buyer’s Conditions (Clause 2.3)

The Parties record and acknowledge that:

1.	the Seller has delivered to the buyer the SPA Signing Disclosure Letter (Exhibit ./5);

2.	the Seller has delivered to the buyer the SPA Closing Disclosure Letter (Exhibit ./6);

3.	unless otherwise disclosed, the Seller’s Representations are true and correct in all respects;

4.	the SPA Disclosure Letter and the SPA Closing Disclosure Letter do not disclose any circumstances which, in the absence of such disclosure, would reasonably be expected to result in the aggregate in a MAE II;

5.	the Seller has performed and complied with, in all material respects, all obligations and covenants set out in the Share Purchase Agreement which are required to be performed or complied with by the Seller on or prior to the Closing Date;

6.	the Seller transferred the CI Shares to the Escrow Share Account on the Business Day immediately preceding the Closing Date;

7.	no MAE II has occurred since the Signing Date;

8.	the Seller has delivered to the Buyer the non-compete undertakings substantially as set out in Exhibit 2.3.8 of the Share Purchase Agreement (Non-Compete Undertaking) (Exhibit ./7a-7c); and

9.	[the Seller has delivered to the Buyer the letters of resignation of the following members of the supervisory board and/or management board [•] (Exhibit ./8)].

II. CLOSING ACTIONS

The Parties record and acknowledge that:

1.	the Seller has delivered to the Buyer the SPA Closing Disclosure Letter (signed by the Seller) as updated as of the Closing Date (Exhibit ./9);

2.	the Escrow Agent has transferred (i) the Cash Consideration from the Escrow Money Account by immediately available funds or by wire transfer to the CI Money Account with the CI Bank and (ii) the Stock Consideration from the Escrow Share Account to the CI Share Account;

3.	the Escrow Agent has delivered the CI Shares to the Buyer; and

4.	the Parties and the Escrow Agent have received written confirmations by the CI Bank that the Cash Consideration has been credited to the CI Money Account (Exhibit ./10) and the Stock Consideration has been transferred to the CI Share Account (Exhibit ./11).

Cross Industries AG and Polaris Beteiligungsverwaltungs GmbH hereby confirm that all of the conditions precedent set forth in Clause 2 of the Share Purchase Agreement have been fulfilled and that Closing within the meaning of Clause 3 of the Share Purchase Agreement has been duly effected and therefore that the present transaction has been completed.

[Vienna], [•]

SIGNATORIES

Polaris Beteiligungsverwaltungs GmbH

Cross Industries AG

Execution Version
18 July 2005
Exhibit 1.96 to COA
FORM OF PA SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT

between

Polaris Beteiligungsverwaltungs GmbH

and

Cross Industries AG

Execution Version
18 July 2005
Exhibit 1.96 to COA
FORM OF PA SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) has been entered into as of [•] (the “Signing Date”) by and among:

(1)	Polaris Beteiligungsverwaltungs GmbH, a limited liability company duly established and validly existing under Austrian law, registered with the company register of Austria under the registration number FN 264931f, having its registered office at Ebendorferstraße 3, A-1010 Vienna, Austria, as seller (the “Seller”); and

(2)	Cross Industries AG, a joint stock company duly established and validly existing under Austrian law, registered with the company register of Austria under the registration number FN 261823i, having its registered office at Bauernstraße 9, A-4600 Wels, Austria, as buyer (the “Buyer”);

each of them a “Party” and, collectively, the “Parties”.

WHEREAS:

(A)	As of 16 July 2005, the Parties have entered into a call option agreement (the “Call Option Agreement”) pursuant to the terms of which the Seller grants to the Buyer the right to acquire the PA Shares.

(B)	The Buyer has validly exercised such option right pursuant to the terms of the Call Option Agreement and therefore the Buyer shall acquire from the Seller 1,675,000 (one million six hundred seventy-five thousand) ordinary voting shares (Stammaktien) of KTM, each share with a nominal value of EUR 1 (Euro one), in the aggregate representing approx. 24.3% (twenty-four point three percent) of the share capital of KTM (the “PA Shares”).

DEFINITIONS:

Capitalized terms not otherwise defined herein shall have the meaning as defined in the Call Option Agreement. The following expressions shall have the following meaning unless expressly stated otherwise herein:

“ABGB”	means the Austrian General Civil Code (Allgemeines bürgerliches Gesetzbuch).

“Acquisition”	shall have the meaning ascribed to such term in Clause 2.1.1.

“Affiliates”	means with respect to any Party at any time, any entity directly or indirectly controlling such

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Party, controlled by such Party or under joint control with such Party at that time. For this purpose control means legal or beneficial ownership of more than 50% of the equity or the voting power in respect of such Party or the rights to appoint the majority of the members of the board of directors of such Party and “controlling” and “controlled” have correlative meanings.

“Agreement”	shall mean this Share Purchase Agreement.

“Approvals”	shall have the meaning ascribed to such term in Clause 4.2 (Authorisation of Transaction).

“Business Day”	shall mean a day, when banks are open for business in Austria and New York, New York.

“Buyer”	shall have the meaning ascribed to such term in the preamble.

“Buyer Account”	shall mean [•].

“Buyer’s Warranties”	shall have the meaning ascribed to such term in Clause 5 hereof.

“Calendar Day”	shall mean any calendar day including Saturday and Sunday.

“Closing”	shall have the meaning ascribed to such term in Clause 2.1 hereof.

“Closing Date”	shall have the meaning ascribed to such term in Clause 3.1 hereof.

“Communications”	shall have the meaning ascribed to such term in Clause 8.4.

“Drop Dead Date”	shall mean the 60th Calendar Day following the Signing Date.

“Escrow Agent”	shall mean Bank Austria Creditanstalt AG or Citibank International plc, Vienna Branch, as the Parties shall agree.

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“Escrow Agreement”	shall mean the escrow agreement to be concluded between the Seller, the Buyer and the Escrow Agent in a form to be negotiated by the parties in good faith.

“Escrow Money Account”	shall mean [•].

“Escrow Share Account”	shall mean [•].

“KTM”	shall mean KTM Power Sports AG, an Austrian joint-stock company duly established and validly existing under Austrian law registered with the company register of Austria under the registration number FN 107673v, having its registered office at Bauernstraße 9/WDZ III, A-4600 Wels, Austria.

“MAE I”	shall mean any change or effect (or the sum of associated and/or comparable changes or effects) that is adverse to the financial condition, assets, liabilities or results of operations of KTM or any of its Subsidiaries and/or which is adverse to the use, enjoyment and value of the CI Shares and which has an economic effect exceeding EUR 10,000,000 (Euro ten million) in value.

“Money Recipient Bank”	shall mean the Austrian credit institution with which the Seller’s Account is held.

“Purchase Price”	shall have the meaning ascribed to such term in Clause 1.2 hereof.

“PA Shares”	shall have the meaning ascribed to such term in the preamble.

“PA Shares Recipient Bank”	means the Austrian credit institution with which the Buyer’s Account is held.

“Seller”	shall have the meaning ascribed to it in the preamble.

“Seller’s Account”	shall mean [•].

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“Seller’s Warranties”	shall have the meaning ascribed to such term in Clause 4 hereof.

“Signing Date”	shall have the meaning ascribed to it in the preamble.

NOW THEREFORE, it is agreed as follows:

1	PURCHASE AND SALE OF THE SHARES

1.1	Sale and Purchase. Subject to the terms and conditions of this Agreement and for the consideration designated in Clause 1.2, (i) the Buyer purchases from the Seller and the Seller sells and transfer to the Buyer the PA Shares and all rights, interests and benefits arising in respect thereof.

1.2	Purchase Price. The total purchase price for the PA Shares shall be EUR [•] (Euro [•]) (the “Purchase Price”).

1.3	Purchase Price Payment. The payment of the Purchase Price shall be made pursuant to Clause 3.2.2. Upon completion of all actions set forth in Clause 3.2 (Actions at Closing), all rights and obligations connected with the PA Shares shall pass to the Buyer.

2	CONDITIONS TO CLOSING

2.1	Mutual Conditions. The transfer of the PA Shares to the Buyer, and the Buyer’s obligation to transfer the Purchase Price to the Seller (the “Closing”) shall be subject to the satisfaction of all of the following conditions:

2.1.1	any of the following, if and as required by applicable law: (a) the legally valid permission of the Austrian Competition Court for the acquisition of the PA Shares by the Buyer pursuant to this Agreement (the “Acquisition”), or (b) the decision that the Acquisition will not be prohibited (Nichtuntersagungsbestätigung) or (c) the legally valid decision of the Austrian Competition Court that the Acquisition is not subject to any approval or permission by the Austrian Competition Court without any restrictions, conditions or obligations or (d) a legally valid merger clearance of the European Commission for the Acquisition;

2.1.2	[OTHER MERGER APPROVALS]; and

2.1.3	the Parties shall have executed the Escrow Agreement with the Escrow Agent

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2.2	Seller’s Conditions. The transfer of the PA Shares to the Buyer at Closing shall be further subject to fulfillment of the following condition, unless expressly waived by the Seller in writing prior to or at Closing:

2.2.1	the Buyer shall have performed and complied with, in all material respects, all obligations required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date; and

2.2.2	the Buyer’s Warranties are true and correct in all material respects.

2.3	Buyer’s Conditions. The acquisition of the PA Shares by the Buyer to purchase the Shares and deliver the Purchase Price to the Seller at Closing shall be further subject to fulfillment of the following conditions, unless expressly waived by the Buyer in writing prior to or at Closing:

2.3.1	the Seller shall have performed and complied with, in all material respects, all obligations required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

2.3.2	[•] shall have resigned as member of the supervisory board with effect as of Closing; and

2.3.3	the Seller’s Warranties are true and correct in all material respects.

3	CLOSING

3.1	Closing Date. Closing shall take place at the business premises of Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH, Vienna, or any other place the Parties mutually agree on commencing at 10 a.m. on the seventh (7th) Business Day after the date on which all of the conditions precedent set forth in Clause 2 have been satisfied or waived (except for those conditions which by their terms cannot be satisfied prior to the Closing Date as long as it is reasonably apparent that such conditions will be able to be satisfied on the Closing Date) unless another date, time or place is mutually agreed on by the Parties. (The date on which Closing shall occur is referred to as the “Closing Date”).

3.2	Actions at Closing. At Closing, the following actions shall be taken:

3.2.1	The Buyer shall transfer an amount equaling the Purchase Price to the Escrow Money Account.

3.2.2	The Seller shall transfer the PA Shares to the Escrow Share Account;

3.2.3	The Escrow Agent shall transfer the Purchase Price from the Escrow Money Account by immediately available funds or by wire transfer to an account of the Seller (the “Seller’s Account”) with an Austrian credit institution (the “Money Recipient Bank”), as notified by the Seller to the

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Escrow Agent and the Buyer not later than three (3) Business Days prior to Closing.

3.2.4	The Escrow Agent shall transfer the PA Shares to the Buyer’s Account.

3.2.5	The Closing shall be deemed completed upon receipt by the Parties and the Escrow Agent of written confirmation (i) by the Money Recipient Bank that the payment pursuant to Clause 3.2.2 has been credited to the Seller’s Account and (ii) by the PA Shares Recipient Bank that all of the PA Shares have been credited to the Buyer Account.

3.3	Simultaneous Actions. All of the actions set out in Clause 3.2 constitute the Closing and will be deemed to have occurred simultaneously at the Closing.

3.4	Termination of this Agreement. In the event that:

3.4.1	the Buyer’s Conditions set out in Clause 2.3 (Buyer’s Conditions) have not been met or duly waived by the Buyer on or prior to the Drop Dead Date, the Buyer shall have the right;

3.4.2	the Seller’s conditions set out in Clause 2.2 (Seller’s Conditions) have not been met or duly waived by the Seller on or prior to the Drop Dead Date, the Seller shall have the right;

3.4.3	the mutual conditions set out in Clause 2.1 (Mutual Conditions) have not been met or duly waived by all Parties on or prior to the Drop Dead Date, the Seller on the one hand and the Buyer on the other hand shall have the right to rescind this Agreement upon written notice to the other Parties; provided, however, that the Parties may at any time prior to its expiry extend such deadline by mutual agreement, and provided further that a Party shall not have a termination right if such Party has prevented the occurrence of any of the conditions precedent set forth in Clause 2.

4	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the following statements contained in this Clause 4. (Representations and Warranties of the Seller) (the “Seller’s Warranties”) are true and accurate as at the Signing Date and the Closing Date:

4.1	Organization. The Seller is a limited liability company (Gesellschaft mit beschränkter Haftung), duly organized and validly existing under the laws of Austria.

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4.2	Authorization of Transaction. The Seller has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Seller, enforceable in accordance with its terms and conditions. Subject to the approvals set forth under Clause 2.1 (Mutual Conditions) (the “Approvals”), the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

4.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of its charter or bylaws.

4.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party which might have a MAE I.

4.5	Legal Ownership of the PA Shares. The Seller owns, both legally and beneficially, the PA Shares free and clear of any restrictions on transfer, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands affecting any of the PA Shares. The Seller is not a party to any option, warrant, purchase right, trusteeship agreement, formal or informal arrangement or other contract or commitment that could (i) require the Seller to sell, transfer, encumber or otherwise dispose of the PA Shares (other than this Agreement) or (ii) provide any third party with any interest, right, or entitlement in respect of the PA Shares. There are no claims, actions or proceedings pending or threatened in relation to the title or the ownership interests in the PA Shares.

5	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the following statements contained in this Clause 5 (Representations and Warranties of the Buyer) (the “Buyer’s Warranties”) are true and accurate as at the Signing Date and the Closing Date:

5.1	Organization. The Buyer is a joint stock company (Aktiengesellschaft), duly organized and validly existing under the laws of Austria.

5.2	Authorization of Transaction. The Buyer has full corporate power and authority to execute this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and legally binding obligations of the Buyer,

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enforceable in accordance with its terms and conditions. Subject to the Approvals, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to complete the transactions contemplated by this Agreement.

5.3	Non-contravention. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will, subject to the Approvals, violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws.

5.4	Change of Control Approvals. Neither the execution of this Agreement nor the completion of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer or KTM is a party.

6	LIABILITY OF THE PARTIES

6.1	No Further Representations. The Parties acknowledge and agree that the representations and warranties expressly set forth in Clause 4 (Representations and Warranties of the Seller) and Clause 5 (Representations and Warranties of the Buyer) are the only representations, warranties and assurances of any kind given by or on behalf of the Seller and the Buyer in respect of the Acquisition, respectively.

6.2	No Set-off. The Buyer hereby waives any right of set-off or counterclaim, deduction or retention which the Buyer might otherwise have in respect to any claim of the Buyer in connection with a breach of this agreement or out of any payments which the Buyer may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

6.3	Liability of Seller, Rescission. If any of the Seller’s Representations set forth in Clause 4.2 (Authorization of Transaction) through 4.5 (Legal Ownership of the PA Shares) is breached or untrue or misleading, the Seller shall put the Buyer or KTM in the same position it would be in if the statement or representation had been correct and complete, by either, at Buyer’s election, providing for such position in kind (Naturalrestitution), or paying to Buyer or KTM an amount necessary to fully indemnify the Buyer and/or KTM. In the event of a breach of the Seller’s Representations set forth in Clause 4.2 (Authorization of Transaction) and/or 4.5 (Legal Ownership of the PA Shares), the Buyer shall have the right but not the obligation, by notice in writing to the Seller, to rescind this Agreement in its entirety.

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6.4	Survival of Representations and Warranties. All claims against the Seller on the grounds of Clause 4.2 (Authorization of Transaction) and/or 4.5 (Legal Ownership of the PA Shares) may be made against the Seller for an unlimited period of time. All other claims against the Seller for a breach of any of the representation and warranties set out in Clause 4 (Representations and Warranties of the Seller) shall be time barred, unless they are asserted by institution of arbitration proceedings upon Closing Date.

7	ARBITRATION, GOVERNING LAW

7.1	Arbitration. Any claims or disputes arising out of or in connection with this Agreement (including the validity, invalidity, breach or termination thereof) that cannot be amicably resolved by the Parties shall be exclusively and finally settled by confidential arbitration and all recourses to the ordinary courts shall be excluded. The arbitration shall be conducted at the Arbitral Tribunal of the Zurich Chamber of Commerce (Schiedsgericht der Zürcher Handelskammer) in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The arbitration tribunal shall be composed of three (3) arbitrators. The seat of the arbitration shall be Zurich, Switzerland, and the arbitral proceedings shall be conducted in the English language. Any award of the arbitral tribunal may be entered into judgment and enforced by any court having jurisdiction. For the avoidance of doubt, any actual or alleged non-compliance with the requirement of an amicable resolution specified in the first sentence of this Clause 7.1 shall not in any way restrict the Parties’ right to have disputes settled by arbitration in accordance with this Clause 7.1.

7.2	Cost of Dispute. In the event of a dispute pursuant to Clause 7.1 arising from or relating to this Agreement or the breach hereof, the Party prevailing in such dispute shall be entitled to recover reasonable interest on the total amount owed, all reasonable attorneys’ fees and expenses and arbitral and arbitral-related costs incurred in ascertaining such Party’s rights and in enforcing such Party’s rights under this Agreement.

8	MISCELLANEOUS

8.1	Relationship of the Parties. This Agreement shall not create a partnership or joint venture between the Parties.

8.2	No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective universal legal successors.

8.3	Entire Agreement. Except for the Call Option Agreement and the Escrow Agreement, this Agreement constitutes the entire agreement among the Parties and

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supersedes any prior understandings, agreements, or representations by or among the Parties and/or third Parties, written or oral, to the extent they are related in any way to the Acquisition.

8.4	Notices. All agreements, instructions, notices, requests, demands, claims, approvals, consents, determination and other communications (the “Communications”) hereunder shall be made in writing. Any Communications hereunder shall be duly delivered if sent by (i) registered or certified mail, return receipt requested, postage prepaid, or (ii) expedited courier and in each case addressed to the intended recipient as set forth below:

if to the Seller:
Cross Industries AG
Bauernstraße 9
A-4600 Wels
Austria
Att. Rudolf Knünz

with a copy to:
Stefan Weber
Saxinger Chalupsky Weber & Partner Rechtsanwälte GmbH
Rathausplatz 4
A-1010 Vienna
Austria

if to the Buyer:
Polaris Beteiligungsverwaltungs GmbH
c/o Polaris Industries Inc.
Mike Malone
2100 Highway 55,
Medina, MN 55340, US

with a copy to:
Mary McConnell
Polaris Industries Inc.
2100 Highway 55,
Medina, MN 55340, US and

and:
James C. Melville
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402, US

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and:
Peter Huber
CMS Reich-Rohrwig Hainz, Rechtsanwälte
Ebendorferstraße 3
A – 1010 Vienna
Austria

In addition, the Parties shall send by electronic mail a copy of all Communications to the respective recipients set out above. Any Party may change the address to which Communications hereunder are to be delivered to it by giving the other Party notice in the manner set out herein.

8.5	Governing Law. This Agreement shall be governed by and construed in accordance with Austrian law, without giving effect to conflict of law provisions or rules (of any jurisdiction) that would cause the application of the laws of any jurisdiction other than Austria.

8.6	Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all Parties.

8.7	Waivers. Except as expressly provided for in this Agreement, no course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to a Party upon any breach by the other Party of any of its representations, warranties or covenants arising under this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No waiver by any Party of any right, default, misrepresentation, or breach of representation, warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any other prior, contemporaneous or subsequent right, default, misrepresentation, or breach of representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any other such occurrence. Any such waiver shall be deemed effective only if contained in writing and signed by the Party charged with such waiver. The failure by a Party to exercise its right to terminate this Agreement in the event of any occurrence giving rise thereto shall not constitute a waiver of its rights in the event of any other occurrence giving rise to such right.

8.8	Severability and Blue-Pencilling. Any term or provision of this Agreement that is invalid, incomplete (lückenhaft) or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Any invalid or unenforceable term or provision shall be deemed replaced by a valid or enforceable provision which most accurately reflects the economic purpose of the invalid or unenforceable term or provision. Any incompleteness (Lücke) shall be deemed filled by a valid,

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complete and enforceable provision which most accurately reflects the economic purpose of this Agreement and the intent of the Parties.

8.9	Taxes and Levies. Subject to Clause 8.10, each and any of the Parties will bear and pay all personal taxes and levies which may be imposed upon it by any government or competent authority relating to the transactions contemplated by this Agreement.

8.10	Stamp Taxes and Duties. The Buyer shall pay any registration or transfer taxes, stamp duties or similar levies, and any penalties or interest that may be due with respect thereto, that may be imposed by any government or competent authority under or in connection with this Agreement

8.11	Integration and Construction. The preamble of this Agreement is an integral part of this Agreement. Headings and Clauses are for the purpose of organization only and shall not be used to interpret this Agreement. The exhibits, annexes, and schedules identified in this Agreement are incorporated herein by reference and made a part hereof and defined terms of this Agreement have the same meaning if used in such exhibits, annexes, and schedules. Any obligation hereunder that falls on a day that is not a Business Day shall be postponed to the next Business Day. Reference herein to any statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

8.12	Further Assurance and Co-operation. Each Party shall promptly and in good faith do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intentions and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.13	Fees. Each Party shall bear the fees and expenses of its own advisers.

8.14	Language. This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail.

8.15	Counterparts. This Agreement may be entered into in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument. This Agreement shall be signed in two (2) originals.

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IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS LEGALLY BINDING AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.

SIGNATORIES

Polaris Beteiligungsverwaltungs GmbH

Cross Industries AG

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Exhibit 2.5 to COA
Form of CI Exercise Notice

CI EXERCISE NOTICE

TO:	Cross Industries AG
Bauernstraße 9
A-4600 Wels
Austria

COPY TO:	[•]

Re: Call Option Agreement entered into between Cross Industries AG (“CI”) and Polaris Beteiligungsverwaltungs GmbH (“PA”) dated [•] (the “Call Option Agreement”) – Exercise of the CI Share Option

Capitalized terms used in this CI Exercise Notice shall have the meaning ascribed to them in the Call Option Agreement.

PA hereby exercises the [CI Share Option I]/[CI Share Option II]/[CI Share Option III]/[CI Share Option IV] in accordance with Clause [2.1 / 2.2] of the Call Option Agreement to acquire pursuant to the terms and conditions of the CI Share Purchase Agreement [3,160,000] ([three million one hundred sixty thousand]) ordinary voting shares (Stammaktien) of KTM Power Sports AG, each share with a nominal value of EUR 1 (one Euro), representing approximately [50.16]% ([fifty point sixteen] percent) of the share capital of KTM Power Sports AG, a joint stock company duly established and validly existing under Austrian law, registered with the Commercial Register of Austria under the registration number FN 107673v, having its registered office at Bauernstraße 9, A-4600 Wels, Austria, for a[n] [Exercise Price per Share]/[Special Event Price per Share] in the amount of EUR [•] ([•] Euro]).

The aggregate purchase price for the CI Shares amounts to EUR [•] (the “Purchase Price”) and is calculated as follows:

[Exercise Price per Share]/[Special Event Price per Share] x [NUMBER OF ACQUIRED SHARES] [x 0.8]

The Purchase Price is payable as to EUR [•] ([•] Euro]) in cash[, and as to EUR [•] ([•] Euro]) in [•] ([•]) shares of PII Common Stock].

CI shall promptly exercise its call option under the Hofer Option Agreement regarding [344,632] ([three hundred forty-four thousand six hundred thirty-two]) ordinary voting shares of KTM currently owned by Hofer.

[PLACE], [DATE]

Exhibit 2.5 to COA
Form of CI Exercise Notice

Polaris Beteiligungsverwaltungs GmbH

By:

Name:	[•]

Title:	[•]

Confirmation of Receipt of this CI Exercise Notice: Receipt of this executed CI Exercise Notice is duly acknowledged as of [•].

Cross Industries AG

By:

Name:	[•]

Title:	[•]

Exhibit 3.6 to COA
Form of PA Exercise Notice

PA EXERCISE NOTICE

TO:	Polaris Beteiligungsverwaltungs GmbH
[•]

COPY TO:	[•]

Re:	Call Option Agreement entered into between Cross Industries AG (“CI”) and Polaris Beteiligungsverwaltungs GmbH (“PA”) dated [•] (the “Call Option Agreement”) – Exercise of the PA Share Option

Capitalized terms used in this PA Exercise Notice shall have the meaning ascribed to them in the Call Option Agreement.

CI hereby exercises the [PA Share Option I]/[PA Share Option II]/[PA Share Option IV]/[PA Share Option V] in accordance with Clause [3.1/3.2/3.3/3.4/3.5] of the Call Option Agreement to acquire pursuant to the terms and conditions of the PA Share Purchase Agreement [1,675,000] ([one million six hundred seventy-five thousand]) ordinary voting shares (Stammaktien) of KTM Power Sports AG, each share with a nominal value of EUR 1 (one Euro), representing approximately [24.3]% ([twenty-four point three] percent) of the share capital of Cross Holding AG, a joint stock company duly established and validly existing under Austrian law, registered with the Commercial Register of Austria under the registration number FN 107673v, having its registered office at Bauernstraße 9, A-4600 Wels, Austria, for a[n] [Exercise Price per Share]/[Special Event Price per Share] in the amount of EUR [•] ([•] Euro).

The aggregate purchase price for the PA Shares amounts to EUR [•] ([•] Euro) (the “Purchase Price”) and is to be calculated as follows:

[Exercise Price per Share]/[Special Event Price per Share] x [NUMBER OF ACQUIRED SHARES] [x 0.8]

The Purchase Price is payable in cash.

[PLACE], [DATE]

Exhibit 3.6 to COA
Form of PA Exercise Notice

Cross Industries AG

By:

Name: [•]

Title: [•]

Confirmation of Receipt of this PA Exercise Notice: Receipt of this executed PA Exercise Notice is duly acknowledged as of [•].

Polaris Beteiligungsverwaltungs GmbH

By:

Name: [•]

Title: [•]

Exhibit 4.1 to COA

Polaris Industries
Financial Ratios

					Last 12
$ thousands	4Q03	1Q04	2Q04	3Q04	months
Sales	$455,351	$328,997	$394,628	$510,623	$1,689,599	(“PII Sales”)

Net Income (continuing operations)	$39,513	$17,142	$27,426	$44,572	$128,653

Add back: Income tax provision	19,025	8,442	13,509	21,954	62,930
Add back: Interest expense (“Interest Expense”)	430	524	623	558	2,135
Subtract out: Interest Income (“Interest Income”)	-372	-310	3	-98	-777

Earnings before Interest and Taxes	$58,596	$25,798	$41,561	$66,986	$192,941	(“PII EBIT”)

Depreciation and Amortization	14,298	12,305	13,493	17,727	57,823

Earnings before interest, taxes, depreciation and amortization	$72,894	$38,103	$55,054	$84,713	$250,764	(“PII EBITDA”)

Earnings announcement prior to market opening on Oct 14, 2004 blackout days Oct. 14, 15
Next 10 trading days closing price
10/18/2004 third trading day( “Determination Commencement Date”)		$59.17
October 19, 2004		$59.11
October 20, 2004		$58.25
October 21, 2004		$59.13
October 22, 2004		$58.51
October 25, 2004		$58.22
October 26, 2004		$58.79
October 27, 2004		$59.98
October 28, 2004		$59.66
October 29, 2004		$59.35

Average 10 days		$59.017		(“ PII Average Stock Price”)

Shares outstanding in thousands		42,720

market capitalization -average 10 days (000)		$2,521,206		(“PII Equity Value”)

Debt		18,000		(“PII Indebtedness”)
Cash, Cash Equivilents		($106,574)		(“PII Cash”)

Enterprise Value		$2,432,632		(“PII Enterprise Value”)

Enterprise value/sales		1.44		(“Sales Ratio”)

Enterprise Value/EBIT		12.61		(“EBIT Ratio”)

Enterprise Value/EBITDA		9.70		(“EBITDA Ratio”)

Application of Formula to KTM results

			rounded	Calculated
			2 decimals	Enterprise	Divided
2004 KTM Results at 10/04 PII multiples		amount	factor	Value	by 3
Sales — Year ended Aug. 31, 2004 IFRS Euros 000		402,400
Less : Finance Interest cost (classified as product cost per KTM) used 2005 projection as estimate for 2004		-3,907
Sales (US GAAP) Euros 000	(“KTM Sales”)	398,493	1.44	573,830	191,277	(“Sales Component”)
Euros 000			(“Sales Ratio”)

EBIT IFRS — Year Ended Aug. 31, 2004 Euros 000		41,600
Less capitalization under IAS 38		-11,000
Add back amortization under IAS 38		3,400
Add back capitalization for market introduction costs		700
(capitalization limited to amount of amortization per agreement but not more than 2 million Euros)
Less Amortization of market introduction costs		-1,000
EBIT (US GAAP) Euros 000	(“KTM EBIT”)	33,700	12.61	424,957	141,652	(“EBIT Component”)
			(“EBIT Ratio”)

EBITDA IFRS — Year Ended Aug. 31, 2004 euros 000		56,400
Less capitalization under IAS 38		-11,000
Add back capitalization for market introduction costs		700
(capitalization limited to amount of amortisation per agreement but not more than 2 million Euros)
EBITDA (US GAAP) Euros 000	(“KTM EBITDA”)	46,100	9.70	447,170	149,057	(“EBITDA Component”)
			(“EBITDA Ratio”)

Calculated KTM Valuations

KTM Enterprise Value Euros 000					481,986

Less KTM Debt Euros 000					(182,900)
Plus KTM Cash Euros 000					24,600	for example purposes only

KTM Equity Value (including minority owners of KTM SMC) in Euros 000					323,686

Adjustment for Minority Owners of KTM SMC and subsidiaries					-500	for example purposes only

KTM Equity Value (in Euros 000) adjusted for minority interest					323,186

KTM shares Issued and Outstanding in thousands — (assumes additional capitalization occurs)					6,892

Exercise Price per share in Euros					46.89

Exhibit 14.15.2 to COA
Form of Assignment Notice

ASSIGNMENT NOTICE

TO:	[•]
COPY TO:	[•]

Re:	Call Option Agreement entered into between Cross Industries AG (“CI”) and Polaris Beteiligungsverwaltungs GmbH (“PA”) dated [•] (the “Call Option Agreement”) – Assignment to a Permitted Assignee

Capitalized terms used in this Assignment Notice shall have the meaning ascribed to them in the Call Option Agreement.

1.	Pursuant to Clause 14.15.2 of the Call Option Agreement [CI and [Permitted Assignee]]/[PA and [Permitted Assignee]] give joint notice of the assignment of all of [CI’s/PA’s] rights and obligations under the Call Option Agreement to [Permitted Assignee] pursuant to an assignment agreement dated [•].

2.	[Permitted Assignee] is a Permitted Assignee pursuant to Clause 14.15.2 of the Call Option Agreement (Annex ./1 [DOCUMENTATION SHOWING THAT THE ASSIGNOR ULTIMATELY, DIRECTLY AND/OR INDIRECTLY HOLDS A PARTICIPATION REPRESENTING AT LEAST 50% OF SHARE CAPITAL AND VOTING RIGHTS]).

3.	Please refer a copy of all future correspondence in respect of the Call Option Agreement to [Permitted Assignee] at [•].

[PLACE], [DATE]

[Cross Industries AG / Polaris Beteiligungsverwaltungs GmbH]	[Permitted Assignee]

By:	By:

Name: [•]	Name: [•]

Title: [•]	Title: [•]

Exhibit 14.15.2 to COA
Form of Assignment Notice

Confirmation of Receipt of this Assignment Notice: Receipt of this executed Assignment Notice is duly acknowledged as of [•].

[Cross Industries AG / Polaris
Beteiligungsverwaltungs GmbH]

By:

Name: [•]

Title: [•]